UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 11, 2022

Coupa Software Incorporated

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37901	20-4429448
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1855 S. Grant Street San Mateo, California	94402
(Address of Principal Executive Offices)	(Zip Code)

(650) 931-3200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	COUP	The Nasdaq Stock Market LLC (The Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On December 11, 2022, Coupa Software Incorporated (the “Company” or “Coupa”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Project CS Parent, LLC, a Delaware limited liability company (“Parent”), and Project CS Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are affiliates of Thoma Bravo Fund XV, L.P. (“Thoma Bravo”), an investment fund managed by Thoma Bravo, L.P. The transaction includes a significant minority investment from a wholly owned subsidiary of the Abu Dhabi Investment Authority.

The Merger Agreement provides that, among other things and on the terms and subject to the conditions of the Merger Agreement, (1) Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, and (2) at the effective time of the Merger (the “Effective Time”), each issued and outstanding share of common stock of the Company, par value $0.0001 per share (the “Company Common Stock”) as of immediately prior to the Effective Time (other than (a) any shares of Company Common Stock that are held by Parent or Merger Sub or by the Company or its wholly owned subsidiaries and (b) shares of Company Common Stock that are held by holders who have properly demanded appraisal rights pursuant to, and who have complied with, Section 262 of the General Corporation Law of the State of Delaware) will be converted into the right to receive $81.00 in cash, without interest (the “Merger Consideration”).

The Board of Directors of the Company has unanimously approved the Merger Agreement and the transactions contemplated thereby and resolved to recommend that the Company’s stockholders adopt the Merger Agreement.

Treatment of Company Equity Awards

At the Effective Time, (1) each stock option of the Company (“Company Option”) that is unexercised, vested (or that vests automatically solely as a result of the transaction contemplated by the Merger Agreement) and outstanding as of immediately prior to the Effective Time will be cancelled and converted into the right to receive an amount in cash, without interest and subject to applicable withholding taxes, equal to the excess, if any, of the Merger Consideration over the per share exercise price of such vested Company Option, multiplied by the number of shares of Company Common Stock for which such vested Company Option has not been exercised as of the Effective Time and (2) each Company Option that is unexercised, unvested and outstanding as of immediately prior to the Effective Time will be canceled and replaced with a right to receive an amount in cash, without interest and subject to applicable withholding taxes, equal to the excess, if any, of the Merger Consideration over the per share exercise price of such unvested Company Option, multiplied by the number of shares of Company Common Stock for which such unvested Company Option has not been exercised as of the Effective Time, which cash amount will continue to vest on substantially the same terms and conditions as applied to the replaced Company Option, subject to the holder’s continued employment. All Company Options with a per share exercise price equal to or greater than the Merger Consideration will be canceled for no consideration.

At the Effective Time, (1) each restrictive stock unit of the Company (“Company RSU”) that is vested (or that vests automatically solely as a result of the Merger) and a portion of each Company RSU that would have vested on or prior to January 31, 2024, in each case, that is outstanding as of immediately prior to the Effective Time, will be canceled and converted into the right to receive a cash payment, without interest and subject to applicable withholding taxes, equal to the number of shares of Company Common Stock subject to such vested or deemed vested Company RSU as of immediately prior to the Effective Time, multiplied by the Merger Consideration and (2) each Company RSU that remains unvested as of immediately prior to the Effective Time will be canceled and replaced with a right to receive an amount in cash, without interest and subject to applicable withholding taxes, equal to the number of shares of Company Common Stock subject to such unvested Company RSU as of immediately prior to the Effective Time, multiplied by the Merger Consideration, which cash amount will continue to vest on substantially the same terms and conditions as applied to the replaced Company RSU, subject to the holder’s continued employment.

At the Effective Time, each performance-based restricted stock unit of the Company (“Company PSU”), whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will be canceled and converted into the right to receive a cash payment, without interest and subject to applicable withholding taxes, equal to the number of shares of Company Common Stock subject to such Company PSU as of immediately prior to the Effective Time (generally determined based on the greater of target performance and actual performance, with actual performance determined pursuant to the terms of the Company PSU), multiplied by the Merger Consideration. The Company PSUs granted to the Company’s Chief Executive Officer on July 28, 2022 will be canceled for no consideration in accordance with their terms.

Conditions to the Merger

The completion of the Merger is subject to the satisfaction or waiver of certain customary mutual closing conditions, including (1) the adoption of the Merger Agreement by the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”), (2) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of certain foreign antitrust clearances and (c) the absence of any antitrust law or order by a court or other governmental entity of competent jurisdiction enjoining or otherwise prohibiting consummation of the Merger. The obligation of each party to consummate the Merger is also conditioned on the other party’s representations and warranties being true and correct (subject to certain customary materiality exceptions) and the other party having performed in all material respects its obligations under the Merger Agreement, and the obligation of Parent to consummate the Merger is additionally conditioned on no material adverse effect on the Company having occurred since the execution of the Merger Agreement. The consummation of the Merger is not subject to any financing condition.

Termination

The Merger Agreement contains termination rights for each of the Company and Parent, including, among others, (1) if the consummation of the Merger does not occur on or before September 11, 2023 (subject to extension to December 11, 2023 under specified circumstances),

(2) if the Company Stockholder Approval is not obtained following the meeting of the Company’s stockholders for purposes of obtaining such Company Stockholder Approval and (3) subject to certain conditions, (a) by Parent if the Board of Directors of the Company changes its recommendation in favor of the Merger or (b) by the Company if the Company wishes to terminate the Merger Agreement to enter into a definitive agreement providing for a Superior Proposal (as defined by the Merger Agreement). The Company and Parent may also terminate the Merger Agreement by mutual written consent.

The Company is required to pay Parent a termination fee of $200 million in cash on termination of the Merger Agreement under specified circumstances, including, among others, termination by Parent in the event that the Board of Directors of the Company changes its recommendation in favor of the Merger or termination by the Company to enter into an agreement providing for a Superior Proposal. The Merger Agreement also provides that a reverse termination fee of $435 million will be payable by Parent to the Company under specified circumstances, including, among others, if (1) Parent fails to consummate the Merger following satisfaction or waiver of certain closing conditions and the Company’s irrevocable confirmation that it is ready, willing and able to consummate the closing or (2) the Company terminates the Merger Agreement due to the fact that Parent breaches its obligations under the Merger Agreement such that there is a failure of certain conditions to the Merger and fails to cure such breach. The Merger Agreement also provides that, in certain circumstances, either party may seek to compel the other party to specifically perform its obligations under the Merger Agreement.

Financing

Parent has obtained equity and debt financing commitments for the purpose of financing the transactions contemplated by the Merger Agreement.

Thoma Bravo has committed to capitalize Parent at the closing of the Merger with equity financing, on the terms and subject to the conditions set forth in an equity commitment letter. In addition, Thoma Bravo has guaranteed payment of the reverse termination fee payable by Parent under certain circumstances, as well as certain indemnification and reimbursement obligations that may be owed by Parent pursuant to the Merger Agreement, subject to the terms and conditions set forth in the Merger Agreement and limited guarantee provided by Thoma Bravo to the Company.

Parent’s debt commitments to finance in part the transactions contemplated by the Merger Agreement include a term loan facility and a revolving credit facility on the terms set forth in a debt commitment letter. The obligations of the lenders to provide debt financing under the debt commitment letter are subject to the satisfaction (or waiver) of customary closing conditions described in the debt commitment letter.

Pursuant to the Merger Agreement, the Company is required to use reasonable best efforts to provide Parent with customary cooperation in connection with the equity financing and the debt financing

Other Terms of the Merger Agreement

The Merger Agreement contains customary representations and warranties of the Company, Parent and Merger Sub, in each case generally subject to customary materiality qualifiers. Additionally, the Merger Agreement provides for customary pre-closing covenants of the Company, Parent and Merger Sub, including covenants relating to the Company conducting its and its subsidiaries’ business in the ordinary course, preserving its business organizations substantially intact, preserving existing relations with key business partners substantially intact and refraining from taking certain actions without Parent’s consent, subject to certain exceptions. The Company, Parent and Merger Sub also agreed to use their respective reasonable best efforts to cause the Merger to be consummated.

The Merger Agreement provides that, during the period from the date of the Merger Agreement until the Effective Time, the Company will be subject to certain restrictions on its ability to solicit certain alternative acquisition proposals from third parties, provide non-public information to third parties and engage in discussions or enter into agreements with third parties regarding certain alternative acquisition proposals, subject to customary exceptions.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 and is incorporated by reference herein.

The Merger Agreement and the above description have been included to provide investors with information regarding its terms. They are not intended to provide any other factual information about the Company, Parent, Merger Sub or their respective affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Accordingly, the Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, Parent and Merger Sub and the transactions contemplated by the Merger Agreement that will be contained in or attached as annex to the proxy statement that the Company will file in connection with the transactions contemplated by the Merger Agreement, as well as in other filings that the Company will make with the U.S. Securities and Exchange Commission (the “SEC”).

Voting Agreement

Also on December 11, 2022, in connection with the execution of the Merger Agreement, the Company’s directors, solely in their capacity as stockholders of the Company, have entered into a voting agreement (the “Voting Agreement”) with Parent and the Company. These stockholders hold, collectively, approximately 2.2% percent of the Company Common Stock. Under the Voting Agreement, the stockholders party thereto have agreed to vote their shares of Company Common Stock in favor of the adoption of the Merger Agreement and certain other matters. The Voting Agreement terminates in certain circumstances, including (1) if the Merger Agreement is terminated or (2) in the event that the Board of Directors of the Company changes its recommendation in favor of the Merger. The Voting Agreements also contain restrictions on transfer of shares of Company Common Stock held by the stockholders party thereto, subject to certain exceptions.

The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Voting Agreement, a copy of which is filed as Exhibit 10.1 and is incorporated by reference herein.

Additional Information about the Transaction and Where to Find It

In connection with the proposed transaction, Coupa will file with the SEC and mail or otherwise provide to its stockholders a proxy statement regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement and other documents that Coupa files with the SEC (when available) from the SEC’s website at www.sec.gov and Coupa’s website at investors.coupa.com. In addition, the proxy statement and other documents filed by Coupa with the SEC (when available) may be obtained from Coupa free of charge by directing a request to Coupa’s Investor Relations at ir@coupa.com.

Participants in the Solicitation

Coupa and certain of its directors, executive officers and employees may be considered to be participants in the solicitation of proxies from Coupa’s stockholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders of Coupa in connection with the proposed transaction, including a description of their respective direct or indirect interests, by security holdings or otherwise will be included in the proxy statement when it is filed with the SEC. You may also find additional information about Coupa’s directors and executive officers in Coupa’s proxy statement for its 2022 Annual Meeting of Stockholders, which was filed with the SEC on April 11, 2022. You can obtain a free copy of this document from Coupa using the contact information above.

Cautionary Note Regarding Forward-Looking Statements

This current report contains forward-looking statements which involve substantial risks and uncertainties and are based on our beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts contained in this current report, including statements regarding the proposed transaction, are forward-looking statements. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” or “would,” or the negative of these words or other similar terms or expressions.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements represent our current beliefs, estimates and assumptions only as of the date of this current report and information contained in this current report should not be relied upon as representing our estimates as of any subsequent date. These statements, and related risks, uncertainties, factors and assumptions, include, but are not limited to: the impact of actions and behaviors of customers, vendors and competitors; technological developments, as well as legal and regulatory rules and processes affecting Coupa’s business; the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction that could delay the consummation of the proposed transaction or cause the parties to abandon the proposed transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement entered into in connection with the proposed transaction; the possibility that Coupa stockholders may not approve the proposed transaction; the risk that the parties to the merger agreement may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Coupa’s common stock; the risk of any unexpected costs or expenses resulting from the proposed transaction; the risk of any litigation relating to the proposed transaction; and the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Coupa to retain and hire key personnel and to maintain relationships with customers, vendors, partners, employees, stockholders and other business relationships and on its operating results and business generally. Further information on factors that could cause actual results to differ materially from the results anticipated by Coupa’s forward-looking statements is included in the reports Coupa has filed or will file with the SEC, including Coupa’s Annual Report on Form 10-K for the fiscal year ended January 31, 2022 and Coupa’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2022. These filings, when available, are available on the investor relations section of the Company’s website at investors.coupa.com or on the SEC’s website at www.sec.gov.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of December 11, 2022, by and among Project CS Parent, LLC, Project CS Merger Sub, Inc. and Coupa Software Incorporated*

10.1	Voting Agreement, dated as of December 11, 2022, by and among Project CS Parent, LLC, Coupa Software Incorporated and the stockholders party thereto

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Coupa agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    December 12, 2022

COUPA SOFTWARE INCORPORATED

By:	/s/ Anthony Tiscornia
	Name:	Anthony Tiscornia
	Title:	Chief Financial Officer (Principal Financial Officer)

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

PROJECT CS PARENT, LLC,

PROJECT CS MERGER SUB, INC.

and

COUPA SOFTWARE INCORPORATED

Dated as of December 11, 2022

TABLE OF CONTENTS

CLAUSE		PAGE

ARTICLE I The Merger		- 2 -

Section 1.01	The Merger	- 2 -

Section 1.02	Closing	- 2 -

Section 1.03	Effective Time	- 2 -

Section 1.04	Effects of the Merger	- 2 -

Section 1.05	Certificate of Incorporation and Bylaws of the Surviving Corporation	- 2 -

Section 1.06	Directors and Officers of the Surviving Corporation	- 3 -

ARTICLE II Effect of the Merger on Capital Stock; Exchange of Certificates; Equity-Based Awards		- 3 -

Section 2.01	Effect on Capital Stock	- 3 -

Section 2.02	Exchange of Certificates and Book Entry Shares	- 4 -

Section 2.03	Company Equity Awards	- 6 -

Section 2.04	Payments with Respect to Company Equity Awards and Termination of Company Equity Plans	- 8 -

Section 2.05	Company ESPP	- 8 -

Section 2.06	Adjustments	- 8 -

Section 2.07	Appraisal Rights	- 9 -

ARTICLE III Representations and Warranties of the Company		- 9 -

Section 3.01	Organization; Standing; Subsidiaries	- 10 -

Section 3.02	Capitalization	- 10 -

Section 3.03	Authority; Voting Requirements	- 12 -

Section 3.04	Non-contravention	- 13 -

Section 3.05	Governmental Approvals	- 13 -

Section 3.06	Company SEC Documents; Undisclosed Liabilities	- 14 -

Section 3.07	Information Supplied; Proxy Statement	- 15 -

Section 3.08	Absence of Certain Changes	- 15 -

Section 3.09	Legal Proceedings	- 16 -

Section 3.10	Compliance with Laws; Permits	- 16 -

Section 3.11	Tax Matters	- 16 -

Section 3.12	Employee Benefits	- 18 -

Section 3.13	Labor Matters	- 19 -

Section 3.14	Environmental Matters	- 21 -

Section 3.15	Intellectual Property	- 21 -

Section 3.16	No Rights Agreement; Anti-Takeover Provisions	- 23 -

Section 3.17	Real Property	- 23 -

Section 3.18	Contracts	- 23 -

Section 3.19	FCPA; Anti-Corruption; Sanctions	- 26 -

Section 3.20	Insurance	- 27 -

Section 3.21	Opinion of Financial Advisor	- 27 -

Section 3.22	Brokers and Other Advisors	- 28 -

Section 3.23	Top Customers and Top Vendors	- 28 -

Section 3.24	No Other Representations or Warranties	- 28 -

ARTICLE IV Representations and Warranties of Parent and Merger Sub		- 29 -

Section 4.01	Organization; Standing	- 29 -

Section 4.02	Authority	- 29 -

Section 4.03	Non-contravention	- 30 -

Section 4.04	Governmental Approvals	- 30 -

Section 4.05	Ownership and Operations of Merger Sub	- 31 -

Section 4.06	Financing	- 31 -

Section 4.07	Guarantee	- 33 -

Section 4.08	Solvency	- 34 -

Section 4.09	Brokers and Other Advisors	- 34 -

Section 4.10	No Other Company Representations or Warranties	- 34 -

Section 4.11	Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans	- 35 -

Section 4.12	Information Supplied	- 35 -

Section 4.13	Legal Proceedings	- 36 -

Section 4.14	Ownership of Company Securities	- 36 -

ARTICLE V Additional Covenants and Agreements		- 36 -

Section 5.01	Conduct of Business	- 36 -

Section 5.02	No Solicitation; Change in Recommendation.	- 41 -

Section 5.03	Efforts	- 46 -

Section 5.04	Public Announcements	- 49 -

-ii-

Section 5.05	Access to Information; Confidentiality	- 50 -

Section 5.06	Indemnification and Insurance	- 51 -

Section 5.07	Financing	- 53 -

Section 5.08	Financing Cooperation	- 55 -

Section 5.09	Rule 16b-3	- 58 -

Section 5.10	Convertible Notes; Capped Call Transactions	- 58 -

Section 5.11	Obligations of Merger Sub	- 59 -

Section 5.12	Employee Matters	- 60 -

Section 5.13	Transaction Litigation	- 61 -

Section 5.14	Stock Exchange De-listing	- 61 -

Section 5.15	Preparation of the Proxy Statement; Stockholders’ Meeting	- 62 -

ARTICLE VI Conditions to the Merger		- 63 -

Section 6.01	Conditions to Each Party’s Obligation To Effect the Merger	- 63 -

Section 6.02	Conditions to the Obligations of Parent and Merger Sub	- 64 -

Section 6.03	Conditions to the Obligations of the Company	- 64 -

ARTICLE VII Termination		- 65 -

Section 7.01	Termination	- 65 -

Section 7.02	Effect of Termination	- 67 -

Section 7.03	Termination Fees	- 68 -

ARTICLE VIII Miscellaneous		- 70 -

Section 8.01	No Survival of Representations and Warranties	- 70 -

Section 8.02	Amendment or Supplement	- 71 -

Section 8.03	Extension of Time, Waiver, Etc.	- 71 -

Section 8.04	Assignment	- 71 -

Section 8.05	Counterparts	- 71 -

Section 8.06	Entire Agreement; No Third Party Beneficiaries	- 72 -

Section 8.07	Governing Law; Jurisdiction	- 72 -

Section 8.08	Specific Enforcement	- 73 -

Section 8.09	WAIVER OF JURY TRIAL	- 74 -

Section 8.10	Notices	- 74 -

Section 8.11	Severability	- 75 -

Section 8.12	Definitions	- 76 -

Section 8.13	Fees and Expenses	- 89 -

-iii-

Section 8.14	Debt Financing Provisions	- 89 -

Section 8.15	Interpretation	- 90 -

Exhibits

Exhibit A     Voting Agreement

-iv-

This AGREEMENT AND PLAN OF MERGER, dated as of December 11, 2022 (this “Agreement”), is by and among Project CS Parent, LLC, a Delaware limited liability company (“Parent”), Project CS Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Coupa Software Incorporated, a Delaware corporation (the “Company”).

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, the Board of Directors of the Company has unanimously (a) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, including the Merger, (b) determined that it is in the best interests of the Company and its stockholders for the Company to enter into this Agreement and declared this Agreement advisable, (c) directed that the Company submit the adoption of this Agreement to a vote of the holders of Company Common Stock in accordance with the terms of this Agreement and (d) resolved to recommend that the holders of Company Common Stock adopt this Agreement;

WHEREAS, the Board of Managers of Parent has unanimously authorized and approved the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the Transactions, including the Merger and the Financing;

WHEREAS, the Board of Directors of Merger Sub has unanimously (a) authorized and approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the Transactions, including the Merger and the Financing, (b) determined that it is in the best interests of Merger Sub and its sole stockholder for Merger Sub to enter into this Agreement and declared this Agreement advisable, (c) directed that Merger Sub submit this Agreement to Parent, in its capacity the sole stockholder of Merger Sub, for adoption by written consent and (d) resolved to recommend that Parent, in its capacity as the sole stockholder of Merger Sub, adopt this Agreement;

WHEREAS, Parent, in its capacity as the sole stockholder of Merger Sub, will adopt this Agreement by written consent immediately following its execution;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Thoma Bravo Fund XV, L.P., a Delaware limited partnership (the “Equity Investor”) is entering into the Guarantee with respect to certain obligations of Parent and Merger Sub under this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, the Board of Directors of the Company, including the Company’s chief executive officer, have entered into voting agreements in the form attached hereto as Exhibit A (the “Voting Agreements”), dated as of the date hereof, with Parent and the Company, pursuant to which, among other things, such individuals have agreed to vote such individuals’ shares of Company Common Stock in favor of the approval of this Agreement and against any Takeover Proposal; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

The Merger

Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger. The Company, as the surviving corporation in the Merger, is hereinafter sometimes referred to as the “Surviving Corporation”.

Section 1.02 Closing. The closing of the Merger (the “Closing”) shall take place electronically by exchange of Closing deliverables at 8:00 a.m., New York City time, on the third Business Day following the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of those conditions at such time), unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing actually takes place is herein referred to as the “Closing Date”.

Section 1.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective at the time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware (the “Secretary of State”) or, to the extent permitted by applicable Law, at such later time as is agreed to by the parties hereto prior to the filing of the Certificate of Merger and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 1.04 Effects of the Merger. The Merger shall have the effects provided in this Agreement and as set forth in the applicable provisions, including Section 259, of the DGCL.

Section 1.05 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the certificate of incorporation of the Company shall, by virtue of the Merger, be amended and restated in its entirety in form and substance reasonably satisfactory to the Company and Parent and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section 5.06). The parties hereto shall take all necessary actions so that, at the Effective Time, the bylaws of the Company shall be amended and restated in their entirety to be in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation) and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section 5.06).

Section 1.06 Directors and Officers of the Surviving Corporation.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law.

ARTICLE II

Effect of the Merger on Capital Stock; Exchange of Certificates; Equity-Based Awards

Section 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any of the outstanding shares of the common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancelation or Conversion of Certain Shares. All shares of Company Common Stock that are owned by the Company as treasury stock immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor. All shares of Company Common Stock held by Parent or Merger Sub immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor. All shares of Company Common Stock that are owned by any direct or indirect wholly owned Subsidiary of the Company, if any, immediately prior to the Effective Time shall not represent the right to receive the Merger Consideration and shall be, at the election of Parent, either (i) converted into shares of common stock of the Surviving Corporation or (ii) canceled.

(c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than (i) Appraisal Shares to be treated in accordance with Section 2.07 and (ii) shares of Company Common Stock to be canceled or converted in accordance with Section 2.01(b)) shall be canceled and converted automatically into and shall thereafter represent only the right to receive an amount in cash equal to $81.00 per share, without interest (the “Merger Consideration”). As of the Effective Time, on such cancelation and conversion, all such shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) or of any non-certificated shares of Company Common Stock held in book-entry form (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor on surrender of such Certificate or Book-Entry Share in accordance with Section 2.02(b).

Section 2.02 Exchange of Certificates and Book Entry Shares.

(a) Paying Agent. Prior to the Closing Date, Parent shall (i) designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article II and, in connection therewith, (ii) enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent an amount in cash sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Payment Fund”). Pending its disbursement in accordance with this Section 2.02, the Payment Fund shall be invested by the Paying Agent as directed by Parent. Parent shall or shall cause the Surviving Corporation to promptly provide additional funds to the Paying Agent as necessary to ensure that the Payment Fund is at all times maintained at a level sufficient for the Paying Agent to make all payments of Merger Consideration in accordance with this Article II, which such additional funds shall be deemed to be part of the Payment Fund. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of shares of Company Common Stock to receive the Merger Consideration as provided herein.

(b) Payment Procedures. Promptly after the Effective Time (but in no event more than five Business Days thereafter), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of Company Common Stock (other than the Company Common Stock to be canceled or converted in accordance with Section 2.01(b)) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass only on surrender of the Certificates or Book-Entry Shares, as applicable, to the Paying Agent, and which shall be in such form and shall have such other customary provisions (including customary provisions with respect to Book-Entry Shares) as Parent and the Company may reasonably agree prior to the Closing Date) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration as provided in Section 2.01(c). On surrender of a Certificate or a Book-Entry Share for cancelation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with such letter’s instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share, and the Certificate or Book-Entry Share so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that (A) the Certificate or Book-Entry Share so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share surrendered and shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. To facilitate the payment of the Merger Consideration to the registered holders of Book-Entry Shares, the Company may (and at the request of the Company, Parent shall use commercially reasonably efforts to) cause the Paying Agent to collect letters of transmittal in advance of the Closing (it being understood that such letters of transmittal shall be contingent on, and shall be effective on, the occurrence of the Effective Time). Until surrendered as contemplated by this Section 2.02, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II.

(c) Transfer Books; No Further Ownership Rights in Company Stock. The Merger Consideration paid in respect of shares of Company Common Stock on the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates or Book-Entry Shares, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Subject to the last sentence of Section 2.02(e), if, at any time after the Effective Time, Certificates and Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, on the making of an affidavit (in customary form and substance reasonably acceptable to Parent) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated by this Article II.

(e) Termination of Payment Fund. At any time following the first anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Payment Fund (including any interest received with respect thereto) that has not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent and the Surviving Corporation (as general unsecured creditors thereof) for, and Parent and the Surviving Corporation shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article II. Any amounts remaining unclaimed by such holders at such time that would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law.

(g) Withholding. Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration, and any other amounts payable pursuant to Article II of this Agreement, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986 (the “Code”), or under any provision of state, local or non-U.S. Tax Law. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.03 Company Equity Awards. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company Equity Plans) shall adopt such resolutions and take such other actions as may be required or advisable to provide that:

(a) each Vested Company Option outstanding immediately prior to the Effective Time, shall, as of the Effective Time, be canceled, with the holder thereof becoming entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest, equal to (i) the number of shares of Company Common Stock for which such Vested Company Option has not then been exercised multiplied by (ii) the excess, if any, of the Merger Consideration over the per share exercise price of such Vested Company Option; provided that any Vested Company Option with a per share exercise price that is equal to or greater than the Merger Consideration shall, as of the Effective Time, be canceled for no consideration;

(b) each Company Option that is unexpired, unexercised, and outstanding as of immediately prior to the Effective Time that is not a Vested Company Option (each an “Unvested Company Option”) shall be cancelled and replaced with a right to receive an amount in cash, without interest, equal to (i) the number of shares of Company Common Stock for which such Unvested Company Option has not then been exercised multiplied by (ii) the excess, if any, of the Merger Consideration over the per share exercise price of such Unvested Company Option (the “Cash Replacement Option Amounts”); which Cash Replacement Option Amounts will, subject to the holder’s continued service with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Unvested Company Option for which such Cash Replacement Option Amounts were exchanged would have vested pursuant to its terms; provided that any Unvested Company Option with a per share exercise price that is equal to or greater than the Merger Consideration shall, as of the Effective Time, be canceled for no consideration. All Cash Replacement Option Amounts will have substantially the same terms and conditions (including with respect to vesting and, notwithstanding the prior sentence, accelerated vesting) as applied to the award of Unvested

Company Options for which they were exchanged, except for terms rendered inoperative by reason of the Transactions or for such other immaterial administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement Option Amounts. At least five Business Days prior to the Closing, the Company shall deliver to Parent a schedule of all Unvested Company Options, the recipients thereof and the applicable vesting schedule with respect thereto;

(c) each Vested Company RSU and each Deemed Vested Company RSU (as defined on Section 2.03(c) of the Company Disclosure Letter) outstanding immediately prior to the Effective Time, shall, as of the Effective Time, be canceled, with the holder thereof becoming entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest, equal to (i) the number of shares of Company Common Stock subject to (x) such Vested Company RSU and (y) such Deemed Vested Company RSU, in each case as of immediately prior to the Effective Time multiplied by (ii) the Merger Consideration;

(d) each Unvested Company RSU shall be cancelled and replaced with a right to receive an amount in cash, without interest, equal to (i) the number of shares of Company Common Stock subject to such Unvested Company RSU as of immediately prior to the Effective Time multiplied by (ii) the Merger Consideration (the “Cash Replacement Company RSU Amounts”), which Cash Replacement Company RSU Amounts will, subject to the holder’s continued service with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Unvested Company RSU for which such Cash Replacement Company RSU Amounts were exchanged would have vested pursuant to its terms. All Cash Replacement Company RSU Amounts will have substantially the same terms and conditions (including, with respect to vesting and, notwithstanding the prior sentence, accelerated vesting) as applied to the Unvested Company RSU for which they were exchanged, except for terms rendered inoperative by reason of the Transactions or for such other immaterial administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement Company RSU Amounts. At least five Business Days prior to the Closing, the Company shall deliver to Parent a schedule of all Unvested Company RSUs, the recipients thereof and the applicable vesting schedule with respect thereto; and

(e) each restricted stock unit awarded under a Company Equity Plan that vests on the achievement of performance goals (each, a “Company PSU” and, together with the Company Options and the Company RSUs, the “Company Equity Awards”) outstanding immediately prior to the Effective Time, whether vested or unvested, and each Company PSU set forth on Section 2.03(e)(i) of the Company Disclosure Letter shall, as of the Effective Time, be deemed to be vested to the extent provided for in this Section 2.03(e) and shall be canceled, with the holder thereof becoming entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest, equal to (i) the number of shares of Company Common Stock subject to such Company PSU as of immediately prior to the Effective Time (with such number of shares determined by deeming the applicable performance goals to be achieved at the greater of target performance and actual performance as determined in accordance with terms of the applicable award agreement) multiplied by (ii) the Merger Consideration; provided that, notwithstanding the foregoing, this Section 2.03(e) shall not apply to the Company PSUs set forth on Section 2.03(e)(ii) of the Company Disclosure Letter.

Section 2.04 Payments with Respect to Company Equity Awards and Termination of Company Equity Plans. Promptly after the Effective Time (but in any event, no later than the first payroll date that occurs more than five Business Days after the Effective Time), the Surviving Corporation shall pay the amounts due to the holders of vested (or deemed vested pursuant to Section 2.03) Company Equity Awards pursuant to Section 2.03, less any required withholding pursuant to Section 2.02(g); provided that in the case of any such amounts that constitute non-qualified deferred compensation under Section 409A of the Code, the Surviving Corporation shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement that will not trigger a tax or penalty under Section 409A of the Code. The Surviving Corporation shall pay any portion of the Cash Replacement Option Amounts and Cash Replacement Company RSU Amounts that vests to the applicable holder thereof no later than the first regularly scheduled payroll date that occurs more than five Business Days following the date on which such amount vests. The Company shall take all necessary and appropriate actions to terminate each Company Equity Plan effective as of and contingent upon the Effective Time such that no Company Equity Awards will be outstanding following the Effective Time.

Section 2.05 Company ESPP. Prior to the Effective Time, the Company shall take all necessary and appropriate actions so that (a) participation in the Company ESPP is limited to those employees who participated in the Company ESPP as of the date of this Agreement, (b) participants in the Company ESPP are prevented from increasing their payroll deductions or purchase elections from those in effect immediately prior to the date of this Agreement, (c) except for any offering period in existence under the Company ESPP on the date of this Agreement, no offering period is authorized or commenced on or after the date of this Agreement, and no offering period is extended, (d) if the Closing occurs prior to the end of any offering period in existence under the Company ESPP on the date of this Agreement, all outstanding purchase rights under the Company ESPP shall automatically be exercised, in accordance with the terms of the Company ESPP, no later than five Business Days prior to the Effective Time (the “Final Exercise Date”) based on each Company ESPP participant’s accumulated distributions under the Company ESPP on the Final Exercise Date and (e) subject to the consummation of the Merger, the Company ESPP shall terminate on the Final Exercise Date. All shares of Company Common Stock purchased on the Final Exercise Date shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with the terms and conditions of this Agreement.

Section 2.06 Adjustments. If between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, the Merger Consideration and any other amounts payable pursuant to this Article II shall be appropriately adjusted to reflect such stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change; provided that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by Section 5.01.

Section 2.07 Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead shall be canceled and shall represent the right to receive only those rights provided under Section 262 of the DGCL; provided that if any such Person shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such Person to receive those rights under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and shall represent only the right to receive, the Merger Consideration as provided in Section 2.01(c), without interest thereon.

(b) The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock (as well as withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal in accordance with the provisions of Section 262 of the DGCL), and Parent shall have the right to participate in all negotiations and Actions with respect to such demands and the Company shall consider in good faith comments or suggestions proposed by Parent with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. Prior to the Effective Time, Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that, except as (a) set forth in the confidential disclosure letter delivered by the Company to Parent and Merger Sub concurrently with or prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth on one section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such information, item or matter is relevant to such other section or subsection) or (b) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC by the Company after January 31, 2021 and publicly available prior to the execution of this Agreement (the “Filed SEC Documents”), other than any disclosure (other than any statements of fact or other statements that are not forward looking and cautionary in nature) in any such Filed SEC Document contained in the “Risk Factors”, “Forward-Looking Statements” or “Quantitative and Qualitative Disclosures About Market Risk” sections thereof or in any other section thereof to the extent such disclosure is not a statement of fact and is cautionary, forward-looking, speculative or predictive:

Section 3.01 Organization; Standing; Subsidiaries.

(a) The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware, is in good standing with the Secretary of State and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Transactions by the Company. The Company is not in violation in any material respect of the Company Charter Documents, true and complete copies of which are included in the Filed SEC Documents.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, has all requisite corporate power and authority necessary to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so organized, existing, qualified, licensed, and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent true and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each Significant Subsidiary, each as amended as of the date hereof. No Subsidiary of the Company is in violation of its charter, bylaws or other similar organizational documents, except where such violation would not have, or reasonably be expected to have, a Material Adverse Effect.

Section 3.02 Capitalization.

(a) The authorized capital stock of the Company consists of 625,000,000 shares of Company Common Stock and 25,000,000 shares of preferred stock, par value $0.0001 per share (“Company Preferred Stock”). At the close of business on December 8, 2022 (the “Capitalization Date”), (i) 76,150,794 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company as treasury stock, (iii) 19,288,308 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Equity Plans, of which (A) 1,676,592 shares of Company Common Stock were issuable on exercise of outstanding Company Options (which have a weighted average exercise price of $25.19 per share of Company Common Stock), (B) 5,418,377 shares of Company Common Stock were issuable on settlement of outstanding Company RSUs and (C) 957,636 shares of Company Common Stock were issuable on settlement of outstanding Company PSUs (assuming target performance levels were achieved), (iv) 2,790,429 shares of Company Common Stock were reserved and available for issuance pursuant to the Company ESPP, (v) (A) $2,000 aggregate principal amount of the Company 2023 Notes was outstanding, with a Conversion Rate (as defined in the applicable Company Convertible Notes Indenture) of 22.4685, (B) $804,990,000 aggregate principal amount of the Company 2025 Notes was outstanding, with a Conversion Rate (as defined in the applicable Company Convertible Notes Indenture) of 6.2658 and (C) $1,380,000,000 aggregate principal amount of the Company 2026 Notes were outstanding, with a Conversion Rate (as defined in the applicable Company Convertible Notes Indenture) of 3.3732 and (vi) no shares of Company Preferred Stock were issued or outstanding. Since the Capitalization Date through the date of this Agreement, the Company has not issued any Company Securities or established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of the Company’s capital stock, other than, in each case, pursuant to the vesting or exercise of any Company Equity Awards, pursuant to the conversion of any Company Convertible Notes or in connection with the Capped Call Transactions.

(b) On the Capitalization Date, 250,000 shares of Company Common Stock are estimated to be subject to outstanding purchase rights under the Company ESPP (assuming that the closing price per share of Company Common Stock as reported on the purchase date for the current offering period was equal to the Merger Consideration and employee contributions continue until such purchase date at the levels in place as of the Capitalization Date, but subject to the limitations imposed by Section 2.05).

(c) The Company has made available to Parent a true and complete list, as of the Capitalization Date, of all Company Equity Awards, including: (i) each outstanding Company Option, including the name of the holder of such Company Option, the number of shares of Company Common Stock issuable upon exercise of such Company Option, the exercise price with respect thereto, the applicable grant date and expiration date thereof and the applicable vesting schedule with respect thereto, (ii) each outstanding Company RSU, including the name of the holder of such Company RSU, the number of shares of Company Common Stock underlying such Company RSU, the applicable grant date thereof and the applicable vesting schedule with respect thereto and (iii) each outstanding Company PSU, including the name of the holder of such Company PSU, the number of shares of Company Common Stock underlying such Company PSU (assuming achievement of all performance goals in full at maximum levels), the applicable grant date thereof and the applicable vesting schedule with respect thereto.

(d) Except as described in Section 3.02(a), and other than the Company Convertible Notes and the Capped Call Transactions, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, calls, puts, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interests in, the Company and (iv) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”). Other than the Company Convertible Notes Indentures, the Capped Call Documentation and the Voting Agreements, there are no outstanding agreements of any kind that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, other than pursuant to the cashless exercise of Company Options or the forfeiture or withholding of taxes with respect to Company Equity Awards. Other than the Company Convertible Notes Indentures and the Capped Call Documentation, neither the Company nor any of its Subsidiaries is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement, or other similar agreement or understanding relating to any Company Securities or to any agreement that grants any preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights with respect to any Company Securities. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(e) All of the outstanding shares of capital stock of, or other equity or voting interests in, each Significant Subsidiary are owned directly or indirectly, beneficially and of record, by the Company, free and clear of all Liens and transfer restrictions, except for Permitted Liens and such Liens and transfer restrictions of general applicability as may be provided under the Securities Act of 1933 (the “Securities Act”) or other applicable securities Laws. Each outstanding share of capital stock of each Significant Subsidiary that is held, directly or indirectly, by the Company, is duly authorized, validly issued, fully paid, nonassessable (where such concepts are recognized under applicable Law) and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any Significant Subsidiary, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Significant Subsidiary. There are no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, any Significant Subsidiary.

Section 3.03 Authority; Voting Requirements.

(a) The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to the receipt of the Company Stockholder Approval, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized by its Board of Directors and, except for obtaining the Company Stockholder Approval and filing the Certificate of Merger with the Secretary of State pursuant to the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (clauses (i) and (ii), collectively, the “Bankruptcy and Equity Exception”).

(b) The Board of Directors of the Company, at a meeting duly called and held, adopted resolutions unanimously (i) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, including the Merger, (ii) determining that it is in the best interests of the Company and its stockholders for the Company to enter into this Agreement and declaring this Agreement advisable, (iii) directing that the Company submit the adoption of this Agreement to a vote of the holders of Company Common Stock in accordance with the terms of this Agreement and (iv) resolving to recommend that the holders of the Company Common Stock adopt this Agreement (such recommendation, the “Company Board Recommendation”), which resolutions have not, except after the date of this Agreement as permitted by Section 5.02, been subsequently rescinded, modified or withdrawn.

(c) The only vote of holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions is the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”), at the Company Stockholders’ Meeting or any adjournment or postponement thereof.

Section 3.04 Non-contravention. Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof, will (a) subject to the receipt of the Company Stockholder Approval, conflict with or violate any provision (i) of the Company Charter Documents or (ii) of the similar organizational documents of any of the Company’s Subsidiaries or (b) assuming that the consents, authorizations and approvals referred to in Section 3.05 and the Company Stockholder Approval are obtained prior to the Effective Time and the filings and registrations referred to in Section 3.05 are made and any waiting periods thereunder have terminated or expired prior to the Effective Time, (i) violate any Law or Judgment applicable to the Company or any of its Subsidiaries or (ii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or to the loss of any benefit, under, any Material Contract, except, in the case of clauses (a)(ii) and (b), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Transactions by the Company.

Section 3.05 Governmental Approvals. Except for (a) compliance with the applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), including the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Company Stockholders’ Meeting (as amended or supplemented from time to time, the “Proxy Statement”), (b) compliance with the rules and regulations of the Nasdaq Global Select Market (the “Nasdaq”), (c) the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL, (d) filings required under, and compliance with other applicable requirements of, the HSR Act and any other applicable Antitrust Laws and (e) compliance with any applicable state securities or blue sky laws, no consent, authorization or approval of, or filing or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Transactions by the Company.

Section 3.06 Company SEC Documents; Undisclosed Liabilities.

(a) The Company has filed with, or furnished to, the SEC all material reports, schedules, forms, statements and other documents required to be filed with or furnished to the SEC by the Company pursuant to the Securities Act or the Exchange Act since February 1, 2021 (collectively, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) or as of their respective SEC filing dates or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the portions that are amended (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents and none of the Company SEC Documents is, to the Knowledge of the Company, the subject of an ongoing SEC review. None of the Company’s Subsidiaries is required to file or furnish any documents with the SEC.

(b) The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents, as of their respective dates of filing with the SEC (or, if such Company SEC Documents were amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X or other rules and regulations of the SEC) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments and the absence of footnotes, none of which is material to the Company and its Subsidiaries).

(c) Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP to be reflected on or reserved against in a consolidated balance sheet of the Company (or the notes thereto), except liabilities (i) reflected on or reserved against in the consolidated balance sheet (or the notes thereto) of the Company as of July 31, 2022 (the “Balance Sheet Date”) included in the Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business (none of which is a liability resulting from noncompliance with any applicable Law or breach of Contract), (iii) arising in connection with obligations under any executory Contract (except to the extent such liabilities arose or resulted from a breach or a default of such Contract), (iv) contemplated by this Agreement or otherwise incurred in connection with the Transactions or (v) incurred following the date of this Agreement in compliance with (and to the extent specifically addressed by) Section 5.01(b) or (vi) as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(d) The Company has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. In the past three years through the date of this Agreement, neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated.

(e) A good faith estimate of the aggregate amount of all Indebtedness of the Company and its Subsidiaries as of the date of this Agreement (including the outstanding amount thereof) is set forth on Section 3.06(e) of the Company Disclosure Letter.

Section 3.07 Information Supplied; Proxy Statement. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement (or any amendment or supplement thereto) is first sent or given to the stockholders of the Company or at the time of the Company Stockholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement.

Section 3.08 Absence of Certain Changes.

(a) Since the Balance Sheet Date through the date of this Agreement (i) except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto or to any alternative transaction to the Transactions, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business and (ii) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 5.01(b)(ii), 5.01(b)(iii), 5.01(b)(iv), 5.01(b)(v), 5.01(b)(vi), 5.01(b)(viii), 5.01(b)(x), 5.01(b)(xiii), 5.01(b)(xviii) or, with respect to any of the foregoing clauses, 5.01(b)(xx).

(b) Since February 1, 2022 through the date of this Agreement, there has not been any Material Adverse Effect.

Section 3.09 Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or prevent, materially delay or materially impair the consummation of the Transactions by the Company, there is no, and for the past there years have been no, (a) pending or, to the Knowledge of the Company, threatened legal or administrative proceeding, suit, claim, charge, complaint, mediation, arbitration or action (an “Action”) against the Company or any of its Subsidiaries or, to the Knowledge of the Company, audit of the Company or any of its Subsidiaries or (b) outstanding order, judgment, injunction, ruling, writ or decree of any Governmental Authority (a “Judgment”) imposed on the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority; provided that the representations and warranties set forth in this Section 3.09 shall not apply to any Action or audit commenced or threatened or any Judgment that comes into effect, in each case on or after the date of this Agreement arising out of this Agreement or any Transaction Litigation.

Section 3.10 Compliance with Laws; Permits.

(a) The Company and each of its Subsidiaries are, and for the past three years have been, in compliance in all material respects with all material state or federal laws (including common law), statutes, ordinances, codes, rules or regulations and judicial and administrative orders (“Laws”) applicable to the Company or any of its Subsidiaries.

(b) The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, variances, clearances, consents, commissions, approvals and authorizations from Governmental Authorities (collectively, “Permits”) necessary for the lawful conduct of their respective businesses, except where the failure to hold the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Permit is in full force and effect, and the Company and its Subsidiaries are in compliance with the terms and requirements of each Permit, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.11 Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) the Company and each of its Subsidiaries has timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by it, and all such Tax Returns filed by the Company and each of its Subsidiaries are true, correct, and complete in all material respects and were prepared in compliance with applicable law.

(b) All Taxes owed by the Company and each of its Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid or have been adequately reserved against in accordance with GAAP.

(c) The Company and each of its Subsidiaries has timely paid or withheld with respect to its affiliates, employees and third persons (and paid over any amounts withheld to the appropriate Tax authority or is holding for future payment) all material Taxes required to be paid or withheld.

(d) No Actions with respect to material Taxes or any material Tax Return of the Company and its Subsidiaries are in progress as of the date of this Agreement. In the past three years, the Company has not received any written or, to the Knowledge of the Company, oral notice of any pending audits, examinations, investigations, proposed adjustments, claims or other proceedings in respect of any material Taxes of the Company or any of its Subsidiaries which have not been resolved.

(e) There are no material Liens for Taxes on any of the assets of the Company or any of its Subsidiaries, other than Permitted Liens.

(f) Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. Law).

(g) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) (i) as a result of being or having been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company), including any liability under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local or non-U.S. law) or (ii) as a transferee or successor or pursuant to any Law.

(h) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation under, any Contract a primary purpose of which is to allocate responsibility for any material Tax liabilities, other than Contracts solely among the Company and its Subsidiaries.

(i) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to an assessment or deficiency for material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(j) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2).

(k) Neither the Company nor any of its Subsidiaries has (A) deferred any amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act which Taxes have not yet been paid, (B) received any credits under Sections 7001 through 7005 of the FFCRA or Section 2301 of the CARES Act, or (C) deferred any payroll tax obligations (including those imposed by Section 3101(a) and 3201 of the Code) pursuant to or in connection with the Payroll Tax Executive Order which material Taxes have not yet been paid.

Section 3.12 Employee Benefits.

(a) Section 3.12(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each material Company Plan. With respect to each material Company Plan, the Company has made available to Parent true and complete copies (to the extent applicable) of (i) the plan document or a written description thereof (or, if appropriate, a form thereof), including any amendments thereto, other than any document that the Company or any of its Subsidiaries are prohibited from making available to Parent as the result of applicable Law relating to the safeguarding of data privacy, (ii) the most recent annual report on Form 5500 filed with the IRS or similar report required to be filed with any Governmental Authority and the most recent actuarial valuation or similar report, (iii) the most recent IRS determination or opinion letter received by the Company, (iv) the most recent summary plan description and (v) each insurance or group annuity contract or other funding vehicle.

(b) Each Company Plan has been established, maintained, administered and funded in compliance with its terms and applicable Laws, including ERISA and the Code, as applicable, other than instances of noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely on a favorable opinion issued by the IRS, and, to the Knowledge of the Company, nothing has occurred that could reasonably be expected to cause the loss of, or adversely affect, any such qualification status of any such Company Plan. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there are no pending, or to the Knowledge of the Company, threatened claims (other than routine claims for benefits), audits, investigations, proceedings or other Actions by, on behalf of, against, or related to any Company Plan or any trust related thereto, and no such claim, audit, investigation, proceeding or other Action is anticipated with respect to any Company Plan, (ii) there have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) or breaches of duty by a “fiduciary” (as defined in Section 3(21) of ERISA) with respect to any Company Plan, and (iii) neither the Company nor any of its Subsidiaries has incurred or could reasonably be expected to incur any penalty or Tax (whether or not assessed) under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(c) Neither the Company nor any Commonly Controlled Entity sponsors, maintains, contributes to, has any obligation to contribute to, or otherwise has any liability or obligation (contingent or otherwise) with respect to, any (i) “defined benefit plan” (within the meaning of Section 3(35) of ERISA, whether or not subject to ERISA), or any plan subject to Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA), (iii) multiple employer plan (as described in Section 413(c) of Code or Sections 210, 4063, 4064 or 4066 of ERISA), or (iv) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(d) No Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment, other than coverage or benefits required to be provided under Part 6 of Title I of ERISA or Section 4980(B)(f) of the Code, or any other similar applicable Law, the full cost of which is borne by the employee or former employee (or any of their beneficiaries).

(e) Without limiting the generality of the foregoing, with respect to each Company Plan that is subject to the Laws of a jurisdiction other than the United States (a “Foreign Plan”): (i) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, (ii) each Foreign Plan intended to receive favorable Tax treatment under applicable Tax Laws has been qualified or similarly determined to satisfy the requirements of such Laws and (iii) no Foreign Plan has any unfunded liabilities, nor are such unfunded liabilities reasonably expected to arise in connection with the Transactions, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Foreign Plan is a defined benefit plan.

(f) Except as set forth in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Transactions could be reasonably expected to, either alone or in combination with another event, (i) accelerate the time of, or result in, the payment, funding or vesting, or increase the amount, of any compensation or benefits due to any current or former director, officer, employee or other individual service provider of the Company or any of its Subsidiaries under any material Company Plan or otherwise, (ii) limit or restrict the right of the Company to merge, amend, or terminate and Company Plan, (iii) result in any forgiveness of indebtedness of any current or former director, officer, employee or other individual service provider of the Company or any of its Subsidiaries or (iv) result in the payment of any amount that could, individually or in combination with any other amount, constitute an “excess parachute payment” as defined in Section 280G of the Code.

(g) Each Company Plan that is, in whole or in part, a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code complies with, and has been maintained in form and operation in accordance with the requirements of, Section 409A of the Code and applicable guidance thereunder in all material respects.

(h) Neither Company nor any of its Subsidiaries has any current or contingent obligation to indemnify, gross-up or otherwise make whole any Person for any Taxes, including those imposed under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax law).

Section 3.13 Labor Matters.

(a) Except as set forth on Section 3.13(a) of the Company Disclosure Letter, the Company and its Subsidiaries are neither party to, nor bound by, any Labor Agreement or bargaining relationship with any labor union, works council, or other labor organization; there are no Labor Agreements or any other labor-related agreements or arrangements that pertain to any of the employees of the Company or its Subsidiaries; and no employees of the Company or its Subsidiaries are represented by any labor union, works council, or other labor organization with respect to their employment with the Company or its Subsidiaries.

(b) To the Knowledge of the Company, in the past three years, there have been no labor organizing activities with respect to any employees of the Company or its Subsidiaries.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) no demand for recognition as the exclusive bargaining representative of any employees has been made by or on behalf of any labor or similar organization and (ii) there is no pending, and for the past three years, there has been no actual or, to the Knowledge of the Company, threatened, unfair labor practice charge, labor grievance, labor arbitration, strike, lockout, slowdown, picketing, hand billing, work stoppage or other material labor dispute against or affecting the Company or any of its Subsidiaries.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are and for the past three years have been in compliance with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of I-9s for all employees and the proper confirmation of employee visas), harassment, discrimination and retaliation, disability rights or benefits, equal opportunity (including compliance with any affirmative action plan obligations), plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar Laws (the “WARN Act”)), workers’ compensation, labor relations, employee leave issues, paid time off, COVID-19, affirmative action and affirmative action plan requirements and unemployment insurance.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Company and its Subsidiaries have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, expense reimbursements and other compensation that have come due and payable to their current or former employees and individual independent contractors under applicable Law, Contract or company policy; and (ii) each individual who is providing or within the past three years, has provided services to the Company and its Subsidiaries and is or was classified and treated as an independent contractor, consultant, leased employee, or other non-employee service provider, or as an overtime exempt employee in the United States, is and has been properly classified and treated as such for all applicable purposes.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Company, no current or former employee or independent contractor of any of the Company or its Subsidiaries is in violation of any term of any employment agreement, nondisclosure agreement, noncompetition agreement, or other restrictive covenant agreement: (i) owed to any of the Company or its Subsidiaries; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by any of the Company or its Subsidiaries.

(g) To the Knowledge of the Company, for the past three years, the Company and its Subsidiaries have reasonably investigated and responded to all sexual harassment, or other discrimination, retaliation or policy violation allegations in accordance with applicable Law. Neither the Company nor its Subsidiaries reasonably expects any material liability with respect to any such allegations and to the Knowledge of the Company, there are no such allegations relating to directors of the Company or officers of the Company, or any employees of the Company and its Subsidiaries at the level of “Senior Vice President” and above, that, if known to the public, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.14 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and each of its Subsidiaries are, and have been since February 1, 2021, in compliance with all applicable Laws relating to pollution, worker or public health or safety, and the protection of the environment or natural resources (“Environmental Laws”), and neither the Company nor any of its Subsidiaries has received any written notice since February 1, 2021 (or earlier to the extent unresolved) alleging that the Company or any of its Subsidiaries is in violation of any Environmental Law, (b) the Company and its Subsidiaries possess since February 1, 2021 and are in compliance with all Permits required under Environmental Laws for the operation of their respective businesses or the occupation of their properties or facilities (“Environmental Permits”), (c) there is no Action under or pursuant to any Environmental Law or Environmental Permit that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has any material liability (contingent or otherwise) pursuant to any Environmental Law or Environmental Permit and (d) neither the Company nor any of its Subsidiaries have become subject to any Judgment imposed by any Governmental Authority under which there are uncompleted, outstanding or unresolved obligations on the part of the Company or its Subsidiaries arising under Environmental Laws. The Company and its Subsidiaries have made available to Parent all material environmental, health or safety reports, audits and assessments relating to its or its Subsidiaries properties, facilities or operations that are in their possession or under their reasonable control.

Section 3.15 Intellectual Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries exclusively own all of the Registered Company Intellectual Property and other Company IP, free and clear of all Liens (other than Permitted Liens). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all of the Registered Company Intellectual Property is subsisting and, to the Knowledge of the Company, valid and enforceable. Section 3.15(a) of the Company Disclosure Letter sets forth a list of all Registered Company Intellectual Property as of the date of this Agreement. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries own (free and clear of all Liens (other than for Permitted Liens)) or has sufficient rights to, pursuant to a written license agreement, all Intellectual Property used in or necessary for the operation of the business of the Company and its Subsidiaries, as presently conducted.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (i) the Company and its Subsidiaries have taken commercially reasonable steps in accordance with normal industry practice to maintain the confidentiality of non-public information relating to the Company IP, (ii) to the Knowledge of the Company, no such information owned or Processed by or for the Company or any of its Subsidiaries has been disclosed or authorized to be disclosed to any Person, other than in the ordinary course of business or pursuant to a written confidentiality and non-disclosure agreement, and (iii) no source code for software included in the Company IP that is intended to remain confidential has been (or been agreed to be) disclosed, licensed, released, distributed, escrowed, or made available to or for any Person, in each case, other than in the ordinary course of business.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Actions are pending or, to the Knowledge of the Company, threatened, and in the past three years, the Company has not received any written notice or claim, (i) challenging the enforceability, ownership, validity or use by the Company or any of its Subsidiaries of any Intellectual Property owned by the Company or any of its Subsidiaries or (ii) alleging that the Company or any of its Subsidiaries is (or has been) infringing, misappropriating or otherwise violating the Intellectual Property of any Person (including any unsolicited offer to take a license).

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, in the past three years, to the Knowledge of the Company, (i) no Person has infringed, misappropriated or otherwise violated the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by or exclusively licensed to the Company or a Subsidiary of the Company, nor has the Company or any of its Subsidiaries sent to any Person any written notice or claim or initiated any Action against any Person alleging the foregoing and (ii) neither the Company or any of its Subsidiaries nor the operation of the business of the Company or any of its Subsidiaries, has not violated, misappropriated, or infringed (or is violating, misappropriating, or infringing) the Intellectual Property of any other Person.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are in compliance with the terms and conditions of all OSS used in the Company’s or any of its Subsidiary’s products or services. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the proprietary software included in the Company IP and intended to remain confidential is subject to any OSS in a manner that requires: (i) the disclosure, distribution or licensing of such software; (ii) a requirement that any disclosure, distribution or licensing of such software be at no charge; (iii) a requirement that any other licensee of such software be permitted to modify, make derivative works of, or reverse-engineer such software; or (iv) a requirement that such software be redistributable by other licensees.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Company and its Subsidiaries have taken commercially reasonable measures intended to protect the security and integrity of the Company IT Systems; (ii) to the Knowledge of the Company, there have been no Security Incidents for the past three years; (iii) the Company and its Subsidiaries have implemented commercially reasonable controls intended to ensure that the Company IT Systems do not contain any virus, malware, “Trojan horses” or other malicious code, and are sufficient for the business of the Company and its Subsidiaries as currently conducted, including with respect to the number of license seats; and (iv) in the past three years, there have been no failures, breakdowns or continued substandard performance of any Company IT Systems which have caused the material and sustained disruption or interruption in or to the use of the Company IT Systems or the operation of the business of the Company or any of its Subsidiaries.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, for the past three years, (i) the Company and each of its Subsidiaries has operated and conducted its business in compliance with all applicable Contracts, Laws, Judgments and Permits pertaining to data protection, information privacy or security, or any other Data Requirements, (ii) to the Knowledge of the Company, no Person has made any illegal or unauthorized use or Processing of Customer Data or Personal Data or non-public information that was collected by or on behalf of the Company or any of its Subsidiaries and (iii) none of the Company or any of its Subsidiaries has been legally required to provide any notices to data owners or Persons under any Data Requirement in connection with an illegal or unauthorized disclosure or Processing of Customer Data or Personal Data, nor has the Company or any of its Subsidiaries provided any such notice. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have commercially reasonable safeguards in place that are intended to protect Personal Data and Customer Data in its possession or under its control against unauthorized Processing. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, for the past three years, neither the Company nor its Subsidiaries have received any written notice of any claims of or threats, or been charged with or been subject to any Action, relating to Personal Data or any Data Requirement. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Transactions do not and will not violate or breach any applicable data privacy Law.

Section 3.16 No Rights Agreement; Anti-Takeover Provisions.

(a) The Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

(b) Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Article IV, no “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Laws (each, a “Takeover Law”) apply or will apply to the Company pursuant to this Agreement or the Transactions.

Section 3.17 Real Property.

(a) Neither the Company nor any of its Subsidiaries currently owns any real property.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) neither the Company nor its Subsidiaries has leased, subleased, licensed, or otherwise granted to any Person the right to use or occupy any real property leased by the Company or any portion thereof, (ii) neither the Company nor its Subsidiaries is a party to any agreement, right of first offer, right of first refusal or option with respect to the purchase or sale of any real property or interest therein and (iii) the Company or one of its Subsidiaries has a good and valid leasehold interest in each Company Lease, free and clear of all Liens (other than Permitted Encumbrances).

Section 3.18 Contracts.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth a true and complete list of all Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Material Contract” means any Contract that is in effect as of the date of this Agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (other than any Contract with Parent or any of its Affiliates or any Contract that is a Company Plan) that:

(i) is or would be required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) relates to the formation, governance, economics or control of any joint venture, partnership or other similar arrangement that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iii) provides for indebtedness for borrowed money of the Company or any of its Subsidiaries having an outstanding or committed amount in excess of $5 million, other than indebtedness solely between or among any of the Company and any of its wholly owned Subsidiaries;

(iv) provides for the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration in excess of $5 million (A) that was entered into in the past three years or (B) pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding that would reasonably be expected to involve payments by or to the Company or any of its Subsidiaries of more than $5 million after the date of this Agreement (in each case, excluding acquisitions or dispositions of assets in the ordinary course of business or of assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or its Subsidiaries);

(v) is a Company Lease that requires, or is reasonably expected to require, payments by the Company or any of its Subsidiaries in excess of $1 million in the fiscal year ended January 31, 2022 or any fiscal year thereafter;

(vi) is a material or exclusive license or similar Contract with respect to Intellectual Property (other than generally commercially available, “off-the-shelf” software programs or non-exclusive licenses granted by the Company or any of its Subsidiaries to customers, partners or suppliers in the ordinary course of business), or that arises out of any material Intellectual Property-related dispute (including any co-existence agreement), including that involved, or would reasonably be expected to involve, payments by or to the Company or any of its Subsidiaries of more than $1 million in the fiscal year ended January 31, 2022 or any fiscal year thereafter;

(vii) under which the Company or any of its Subsidiaries is, or is reasonably expected to be, obligated to make or entitled to receive payments in excess of $5 million in the fiscal year ended January 31, 2022 or any fiscal year thereafter;

(viii) contains covenants that (A) materially limit the freedom of the Company or any of its Subsidiaries to compete or engage in any line of business or geographic area, (B) contain any “most favored nation” or similar preferential terms and conditions (including with respect to pricing) granted by the Company or any of its Subsidiaries that are material to the Company and its Subsidiaries, taken as a whole, or (C) contain exclusivity obligations that materially limit the freedom or right of the Company or any of its Subsidiaries to develop, sell or distribute any products or services for any other Person;

(ix) is a collective bargaining agreement or other labor-related Contract with any labor union, works council or other labor organization (each a “Labor Agreement”);

(x) grants any third party rights of first refusal, rights of first option or similar rights or options to purchase or otherwise acquire any interest in any of the material properties or assets (including material Intellectual Property) owned by the Company or any of its Subsidiaries;

(xi) provides for the settlement or other resolution of any Action against the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement;

(xii) is with (A) each of the ten largest customers of the Company and its Subsidiaries, taken as a whole (the “Top Customers”) and (B) each of the ten largest commercial vendors (the “Top Vendors”) of the Company and its Subsidiaries, taken as a whole, in each case by dollar amount for the trailing twelve months ending on October 31, 2022;

(xiii) provides for indemnification of any officer, director or employee by the Company or any of its Subsidiaries, other than Contracts entered into on substantially the same form as the Company’s standard forms previously made available to Parent; or

(xiv) has been entered into with a Governmental Authority and that is material to the business of the Company and its Subsidiaries, taken as a whole, other than any commercial Contracts entered into in the ordinary course of business.

(b) Except with respect to any Contract that has previously expired in accordance with its terms, been terminated, restated or replaced and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or its applicable Subsidiaries that are a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, (ii) the Company and its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, have performed all obligations required to be performed by them under each Material Contract, (iii) neither the Company nor any of its Subsidiaries has received written notice of the existence of any breach or default on the part of the Company or any of its Subsidiaries under any Material Contract and (iv) as of the date of this Agreement, the Company has not received any written notice from any Person that such Person intends to terminate, or not renew, any Material Contract. The Company has made available to Parent a copy of each of Material Contract as in effect as of the date hereof that is true and complete in all material respects, subject to redaction of privileged or competitively sensitive information.

(c) With respect to Government Contracts since February 1, 2021, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Company has maintained necessary and adequate performance qualifications, certifications, approvals, policies and controls to ensure, and has been in, material compliance with contract requirements, laws and regulations pertaining to Government Contracts, (ii) representations and certifications applicable to such Government Contracts or to bids or proposals for prospective Government Contracts were accurate in all material respects when made, (iii) invoices submitted were accurate in all material respects, and any required adjustments have been promptly reported, credited and recorded, (iv) the Company has not made or submitted any express or implied false or fraudulent claim or statement to any Governmental Authority or any higher-tier contractor in connection with a Government Contract or with respect to the issuance or approval of any Government Contract, (v) the Company has not asserted status as a Small Business, Veteran-owned, Women-owned or Small Disadvantaged Business, or other preferred bidder or contractor status under any program of the Small Business Administration, and no Government Contract was awarded on the basis of such status (and none of the Company’s expected sales revenue will be diminished as a result of any loss of such status in connection with the transactions contemplated hereby), (vi) no Government Contract provides for payment on the basis of incurred costs or was based on a disclosure of internal costs or the pricing offered to other customers or a pricing guarantee, or includes a duty to accumulate, allocate or report costs of performance, or requires or involves access to classified information or facilities, or requires customization of software for a Governmental Authority or customer or provides software rights to the Company’s intellectual property (other than Government Contracts under which the customer is granted the Company’s standard license to commercial computer software), (vii) the Company has not asserted or received written notice of an alleged material violation or breach of representation, certification, disclosure obligation, or contract term, condition, clause, provision or specification with any respect to a Government Contract, nor any written notice of breach or for cure, show cause, deficiency, default, termination, inaccurate certification, improper billing, false or reckless claim, false statement, fraud, kickback or violation of Law arising under or related to a Government Contract or to bids or proposals for prospective Government Contracts, nor are there any related pending claims, disputes, litigation or administrative or judicial proceedings, arbitrations or mediations; (viii) neither the Company nor its officers, directors, principals, owners, managers nor (to the Knowledge of the Company) employees or agents has been suspended, debarred or excluded by a Governmental Authority (nor to the Knowledge of the Company, been threatened with suspension, debarment or exclusion) nor been in violation of any applicable restriction on conflict of interest, lobbying, political activity or the offering or giving of anything of value to a representative of a Governmental Authority and (ix) the Company has not received or provided notice of investigation or audit by a Governmental Authority or other customer in connection with a Government Contract.

Section 3.19 FCPA; Anti-Corruption; Sanctions.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer or employee, agent or other Representative of the Company or any of its Subsidiaries, in each case acting on behalf of the Company or any of its Subsidiaries, has, for the past five years, in connection with the business of the Company or any of its Subsidiaries, taken any action in violation of any applicable Bribery Legislation.

(b) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, agent or other Representative of the Company or any of its Subsidiaries, is, or in the last five years has been, subject to any actual or pending or, to the Knowledge of the Company, threatened Actions, notices, allegations, or inquiries, or made any voluntary or involuntary disclosures to any Governmental Authority, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing, in each case involving the Company or any of its Subsidiaries relating to applicable Bribery Legislation.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, employee, agent or other Representative of the Company or any of its Subsidiaries (i) is a Sanctioned Person or organized, located or resident in a Sanctioned Country, (ii) has, for the past five years, engaged in, or had any plan or commitment to engage in, direct or indirect dealings with, or for the benefit of, any Sanctioned Person or in any Sanctioned Country or (iii) has, for the past five years, violated, or engaged in any conduct sanctionable under, any Sanctions Law, Laws relating to export, reexport, transfer, and import controls (including the Export Administration Regulations and the EU’s Dual Use Regulation) or anti-boycott Laws (collectively, “Trade Control Laws”).

(d) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, employee, agent or other Representative of the Company or any of its Subsidiaries, is, or for the past five years has been, subject to any actual or pending or, to the Knowledge of the Company, threatened Actions, notices, allegations, or inquiries, or made any voluntary or involuntary disclosures to any Governmental Authority, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing, in each case involving the Company or any of its Subsidiaries relating to applicable Trade Control Laws.

Section 3.20 Insurance. Section 3.20 of the Company Disclosure Letter sets forth a true and complete list as of the date of this Agreement of all currently effective material insurance policies issued in favor of the Company or any of its Subsidiaries (the “Material Insurance Policies”). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Material Insurance Policies is in full force and effect (except for policies that have expired under their terms in the ordinary course of business) and all premiums due and payable thereon have been paid. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default under any Material Insurance Policy, and, to the Company’s Knowledge, no event has occurred that, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since February 1, 2021, neither the Company nor any of its Subsidiaries has received any written notice regarding any invalidation or cancellation of any Material Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage.

Section 3.21 Opinion of Financial Advisor. The Board of Directors of the Company has received an opinion from Qatalyst Partners LP to the effect that, as of the date of such opinion, and based upon and subject to the various qualifications, assumptions, limitations and other matters considered in the preparation thereof as set forth therein, the Merger Consideration to be received pursuant to and in accordance with the terms of this Agreement by the holders of shares of Company Common Stock (other than Parent or any Affiliate or Parent) is fair, from a financial point of view, to such holders. Promptly following the date of this Agreement, the Company will make available to Parent, solely for informational purposes, a written copy of such opinion.

Section 3.22 Brokers and Other Advisors. Except for Qatalyst Partners LP, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based on arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.23 Top Customers and Top Vendors. Section 3.23 of the Company Disclosure Letter sets forth a list of the Top Customers and the Top Vendors. Since February 1, 2022 through the date of this Agreement, the Company has not received any written notice from any Top Vendor to the effect that any such Top Vendor will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company. Since February 1, 2022 through the date of this Agreement, the Company has not received any written oral notice from any Top Customer to the effect that any such Top Customer will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, purchasing materials, products or services from the Company.

Section 3.24 No Other Representations or Warranties.

(a) Except for the representations and warranties made by the Company in this Article III and in the certificate required to be delivered pursuant to Section 6.02(d), neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company and its Subsidiaries, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing, and each of Parent and Merger Sub acknowledge the foregoing. In particular, and without limiting the generality of the foregoing, except for any applicable representations and warranties made by the Company in this Article III and in the certificate required to be delivered pursuant to Section 6.02(d), neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent, Merger Sub or any of their respective Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or (ii) any oral, written, video, electronic or other information presented to Parent, Merger Sub or any of their respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions.

(b) Except for the representations and warranties made by Parent and Merger Sub in Article IV and in the certificate required to be delivered pursuant to Section 6.03(c), neither Parent, Merger Sub nor any other Person makes any other express or implied representation or warranty with respect to Parent, Merger Sub or any of their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding Parent and Merger Sub, notwithstanding the delivery or disclosure to the Company or any of its Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing, and the Company acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, except for any applicable representations and warranties made by Parent and Merger Sub in Article IV and in the certificate required to be delivered pursuant to Section 6.03(c), neither Parent, Merger Sub nor any other Person makes or has made any express or implied representation or warranty to the Company or any of its Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent, Merger Sub or any of their respective businesses or (ii) any oral, written, video, electronic or other information presented to the Company or any of its Representatives in the course of their due diligence investigation of Parent and Merger Sub, the negotiation of this Agreement or the course of the Transactions.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company:

Section 4.01 Organization; Standing. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and Merger Sub is a corporation duly incorporated, validly existing under the laws of the State of Delaware and is in good standing with the Secretary of State. Each of Parent and Merger Sub has all requisite power and authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions by Parent and Merger Sub. Parent has made available to the Company complete and correct copies of Parent’s and Merger Sub’s certificates of incorporation, bylaws or comparable governing documents, each as amended to the date of this Agreement.

Section 4.02 Authority.

(a) Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by each of Parent and Merger Sub, and the consummation by each of them of the Transactions, have been duly authorized by the Board of Directors of each of Parent and Merger Sub and, except for the adoption of this Agreement by Parent as the sole stockholder of Merger Sub and filing the Certificate of Merger with the Secretary of State pursuant to the DGCL, no other action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by each of Parent and Merger Sub of this

Agreement and the consummation by each of them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception. No Takeover Laws apply or will apply to Parent or Merger Sub pursuant to this Agreement or the Transactions.

(b) The Board of Managers of Parent has duly adopted resolutions unanimously authorizing and approving the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions, including the Merger and the Financing, which resolutions have not been subsequently rescinded, modified or withdrawn. The Board of Directors of Merger Sub has duly adopted resolutions unanimously (i) authorizing and approving the execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the Transactions, including the Merger and the Financing, (ii) determining that it is in the best interests of the sole stockholder of Merger Sub for Merger Sub to enter into this Agreement and declaring this Agreement advisable, (iii) directing that Merger Sub submit the adoption of this Agreement by written consent to the sole stockholder of Merger Sub in accordance with the terms of this Agreement and (iv) resolving to recommend that Parent, in its capacity as sole stockholder of Merger Sub, adopt this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn.

(c) No vote of holders of capital stock of Parent is necessary to adopt or approve this Agreement or to approve the consummation by Parent and Merger Sub of the Merger and the other Transactions.

Section 4.03 Non-contravention. Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor performance or compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (a) conflict with or violate any provision of the certificate of incorporation, bylaws or other comparable charter or organizational documents of Parent or Merger Sub or (b) assuming that the consent, authorizations and approvals referred to in Section 4.04 are obtained prior to the Effective Time and the filings and registrations referred to in Section 4.04 are made and any waiting periods with respect to such filings have terminated or expired prior to the Effective Time, (i) violate any Law or Judgment applicable to Parent, Merger Sub or any of their respective Subsidiaries or (ii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or to the loss of any benefit, under, any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, except, in the case of clause (b), as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions by Parent and Merger Sub.

Section 4.04 Governmental Approvals. Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of the Proxy Statement, (b) the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL, (c) filings required under, and compliance with other applicable requirements of, the HSR Act and any other applicable Antitrust Laws and (d) compliance with any applicable state securities or blue sky laws, no consent, authorization or approval of, or filing or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions by Parent and Merger Sub.

Section 4.05 Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub, free and clear of all Liens. Merger Sub was formed solely for the purpose of engaging in the Transactions, has no liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions, and prior to the Effective Time, will not have engaged in any other business activities other than those relating to the Transactions.

Section 4.06 Financing.

(a) Parent has delivered to the Company a true and complete copy of the fully executed Debt Commitment Letter from the Debt Financing Sources party thereto, pursuant to which, on the terms and subject to the conditions set forth therein, such Debt Financing Sources have committed to provide the amounts set forth therein to Merger Sub for the purpose of funding the Transactions (the “Debt Financing”).

(b) Parent has delivered to the Company a true and complete copy of the fully executed Equity Commitment Letter from the Equity Investor, pursuant to which, on the terms and subject to the conditions set forth therein, the Equity Investor has agreed to invest in Parent the amount set forth therein (the “Equity Financing”). The Equity Commitment Letter provides that the Company is an express third-party beneficiary of, and is entitled to enforce in accordance with its terms, the Equity Commitment Letter in connection with the Company’s exercise of its rights under Section 8.08 (subject to clause (b) thereof).

(c) Except as expressly set forth in the Debt Commitment Letter (with respect to the Debt Financing) and the applicable Equity Commitment Letter (with respect to the Equity Financing), there are no conditions precedent relating to the obligations of the Debt Financing Sources or the Equity Investor to provide the full amount of the Debt Financing or the Equity Financing, respectively, contemplated by the applicable Commitment Letter, or any contingencies that would permit the Debt Financing Sources or the Equity Investor to reduce the aggregate amount of the Financing to an amount that is less than the Financing Amounts, including any condition or other contingency relating to the amount or availability of the applicable Financing pursuant to any “flex” provision. As of the date of this Agreement, Parent does not have any reason to believe that (i) it or Merger Sub will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in any of the Commitment Letters on or prior to the Closing Date or (ii) the full amount of the Financing to be provided under the Commitment Letters would not be available to Parent and Merger Sub on or prior to the Closing Date. There are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the (or otherwise modifying, expanding or imposing additional) conditions to funding of any Financing or otherwise relating to the amount, availability, enforceability or termination of any Financing or commitments in respect thereof (other than as expressly set forth in the Commitment Letters).

(d) Assuming that the conditions set forth in Section 6.01 and Section 6.02 have been satisfied and that the Financing is funded in accordance with the Commitment Letters (including with respect to the Debt Financing, after giving effect to any “flex” provision in or related to the Debt Commitment Letter (including with respect to fees and original issue discount)), the Financing provided pursuant to the Commitment Letters will provide Parent and Merger Sub with cash proceeds on the Closing Date sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations on the Closing Date under this Agreement and the Commitment Letters, including the payment of the Merger Consideration on the Closing Date and any fees and expenses of or payable by Parent or Merger Sub or Parent’s other Affiliates, and for any repayment or refinancing of any outstanding Indebtedness of the Company and/or its Subsidiaries contemplated by, or required in connection with the transactions described in, this Agreement or the Commitment Letters (such amounts, collectively, the “Financing Amounts”).

(e) The Debt Commitment Letter constitutes the legal, valid, binding and enforceable obligation of Parent, and, to the Knowledge of Parent, the Debt Financing Sources party thereto, enforceable against such Debt Financing Sources in accordance with its terms, subject to the Bankruptcy and Equity Exception, and the Debt Commitment Letter is in full force and effect. As of the date of this Agreement, no event has occurred that (with or without notice, lapse of time or both) could constitute a default, breach or failure to satisfy a condition by Parent, Merger Sub or, to the Knowledge of Parent, any other party thereto under the terms and conditions of the Debt Commitment Letter or would otherwise reasonably be expected to result in any portion of the Debt Financing contemplated thereby to be unavailable. Parent has paid, or caused to be paid, in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Debt Commitment Letter on or before the date of this Agreement, and will pay, or cause to be paid, in full any such amounts due to be paid by it on or before the Closing Date. Parent and Merger Sub acknowledge and agree that their respective obligations under this Agreement are not in any way contingent or otherwise subject to (i) the consummation of any financing arrangements or obtaining any financing (including the Debt Financing) or (ii) the availability of any financing (including the Debt Financing) to Parent, Merger Sub or any of their respective Affiliates. As of the date of this Agreement, the Debt Commitment Letter has not, in any respect, been amended, restated, amended and restated, supplemented, withdrawn or otherwise modified and none of the commitments thereunder have been terminated, reduced, withdrawn or rescinded in any respect by any party thereto, and, no such amendment, restatement, amendment and restatement, supplementation, withdrawal, termination, reduction, recission or other modification is contemplated (other than amendments, supplements or other modifications to the Debt Commitment Letter as expressly contemplated thereby as of the date hereof). As of the date of this Agreement, Parent has no Knowledge of (A) any fact, occurrence, circumstance or condition that would reasonably be expected to cause the Debt Commitment Letter to terminate or be withdrawn, repudiated or rescinded or to be or become ineffective or (B) any fact, occurrence, circumstance or condition that would reasonably be expected to prevent any Debt Financing Source from funding the Debt Financing under the Debt Commitment Letter or cause any other potential impediment to the funding of any of the commitments of the Debt Financing Sources under the Debt Commitment Letter at or prior to the Closing.

(f) The Equity Commitment Letter constitutes the legal, valid, binding and enforceable obligation of Parent and the Equity Investor, enforceable against the Equity Investor in accordance with its terms, subject to the Bankruptcy and Equity Exception, and the Equity Commitment Letter is in full force and effect. As of the date of this Agreement, no event has occurred that (with or without notice, lapse of time or both) could constitute a default, breach or failure to satisfy a condition by Parent or, to the Knowledge of Parent, any other party thereto under the terms and conditions of the Equity Commitment Letter or would otherwise reasonably be expected to result in any portion of the Equity Financing contemplated thereby to be unavailable. Parent has paid, or caused to be paid, in full any and all fees required to be paid pursuant to the terms of the Equity Commitment Letter on or before the date of this Agreement, and will pay, or cause to be paid, in full any such amounts due to be paid by it on or before the Closing Date. Parent acknowledges and agrees that its obligations under this Agreement are not in any way contingent or otherwise subject to (i) the consummation of any financing arrangements or obtaining any financing (including the Equity Financing) or (ii) the availability of any financing (including the Equity Financing) to Parent or any of its Affiliates. As of the date of this Agreement, the Equity Commitment Letter has not, in any respect, been amended, restated, amended and restated, supplemented, withdrawn or otherwise modified and none of the commitments thereunder have been terminated, reduced, withdrawn or rescinded in any respect by any party thereto, and, no such amendment, restatement, amendment and restatement, supplementation, withdrawal, termination, reduction, recission or other modification is contemplated. As of the date of this Agreement, Parent has no Knowledge of (A) any fact, occurrence, circumstance or condition that would reasonably be expected to cause the Equity Commitment Letter to terminate or be withdrawn, modified, repudiated or rescinded or to be or become ineffective or (B) any fact, occurrence, circumstance or condition that would reasonably be expected to prevent the Equity investor from funding the Equity Financing under the Equity Commitment Letter or cause any other potential impediment to the funding of any of the payment obligations of the Equity Investor under the Equity Commitment Letter at or prior to the Closing. Until such time as the required CFIUS Approval and the DCSA Arrangements have been obtained, each non-US person that has, as of the Closing, any direct or indirect interest in Parent (x) shall solely hold passive economic interests in Parent and (y) shall not have any board representation rights or other governance or consent rights in Parent.

(g) Notwithstanding anything to the contrary contained herein, each of Parent and Merger Sub expressly acknowledges, agrees and represents that its obligations to consummate the Transactions under this Agreement are not conditioned or contingent on its or its Affiliates’ (i) receipt or availability of any funds (including any Financing) or (ii) ability to obtain any financing (including the Financing).

Section 4.07 Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company a true and complete copy of the guarantee addressed to the Company from the Equity Investor guaranteeing the obligations of Parent and Merger Sub under this Agreement on the terms set forth therein (the “Guarantee”) and (a) as of the date of this Agreement, the Guarantee is valid and in full force and effect and constitutes the legal, valid and binding obligation of the Equity Investor, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception) and (b) the Equity Investor is not in default or breach under the terms and conditions of the Guarantee and no event has occurred that (with or without notice, lapse of time or both) could constitute a default, breach or failure to satisfy a condition under the terms and conditions of the Guarantee. The Equity Investor has, and at all times will have, access to sufficient capital to satisfy in full the full amount of the guaranteed obligations under the Guarantee.

Section 4.08 Solvency.

(a) Immediately after giving effect to the consummation of the Transactions (including the Debt Financing and the transactions in connection therewith), and assuming the accuracy of the representations and warranties set forth in Article III:

(i) the Fair Value of the assets of Parent and its Subsidiaries, on a consolidated basis, taken as a whole, shall be greater than the total amount of Parent’s and its Subsidiaries’ liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), taken as a whole;

(ii) Parent and its Subsidiaries, on a consolidated basis, taken as a whole, shall be able to pay their debts and obligations in the ordinary course of business as they become due; and

(iii) Parent and its Subsidiaries, taken as a whole, shall have adequate capital to carry on their businesses and all businesses in which they are about to engage.

(b) For the purposes of this Section 4.08, “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of Parent and its Subsidiaries would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

Section 4.09 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based on arrangements made by or on behalf of Parent, Merger Sub or any of their respective Subsidiaries, except for Persons, if any, whose fees and expenses will be paid by Parent.

Section 4.10 No Other Company Representations or Warranties. Parent and Merger Sub each acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Except for the representations and warranties expressly set forth in Article III or in the certificate required to be delivered pursuant to Section 6.02(d), Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, has made or is making, and neither Parent nor Merger Sub has relied on or is relying on, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any oral, written, video, electronic or other information provided or made available to Parent, Merger Sub or any of their respective Representatives or any oral, written, video, electronic or other information developed by Parent, Merger Sub or any of their respective Representatives. Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person will have or be subject to any liability or indemnification obligation to Parent or Merger Sub resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any of their respective Representatives (in any form whatsoever and through any medium whatsoever), or the use by Parent, Merger Sub or any of their respective Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to Parent, Merger Sub or any of their respective Representatives, including in due diligence materials, “data rooms” or management presentations (formal or informal, in person, by phone, through video or in any other format), in anticipation or contemplation of any of the Transactions. Parent, on behalf of itself and on behalf of its Affiliates, expressly waives any such claim relating to the foregoing matters. Subject to and without limiting Parent’s and Merger Sub’s reliance on the representations and warranties set forth in Article III or in the certificate required to be delivered pursuant to Section 6.02(d), each of Parent and Merger Sub hereby acknowledges (each for itself and on behalf of its Affiliates and Representatives) that it has conducted, to its satisfaction, its own independent investigation of the business, operations, assets and financial condition of the Company and its Subsidiaries and, in making its determination to proceed with the Transactions, each of Parent, Merger Sub and their respective Affiliates and Representatives have relied on the results of their own independent investigation.

Section 4.11 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. Subject to and without limiting Parent’s and Merger Sub’s reliance on the representations and warranties set forth in Article III or in the certificate required to be delivered pursuant to Section 6.02(d), Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business and strategic plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Merger Sub have not relied on such information and will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto or, except for the representations and warranties expressly set forth in Article III or in the certificate required to be delivered pursuant to Section 6.02(d), any rights hereunder with respect thereto.

Section 4.12 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first sent or given to the stockholders of the Company or at the time of the Company Stockholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement.

Section 4.13 Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions by Parent and Merger Sub, there is no (a) pending or, to the Knowledge of Parent and Merger Sub, threatened Action against Parent or Merger Sub or any of their respective Affiliates or (b) Judgment imposed on or affecting Parent or Merger Sub or any of their respective Affiliates, in each case, by or before any Governmental Authority; provided that the representations and warranties set forth in this Section 4.13 shall not apply to any Action commenced or threatened or any Judgment that comes into effect, in each case on or after the date of this Agreement arising in relation to this Agreement or any Transaction Litigation.

Section 4.14 Ownership of Company Securities. Neither Parent nor Merger Sub is, nor at any time during the last three years has been, an “interested stockholder” of the Company (as such term is defined in Section 203 of the DGCL).

ARTICLE V

Additional Covenants and Agreements

Section 5.01 Conduct of Business.

(a) Except as required by applicable Law, Judgment or Governmental Authority, as required, expressly contemplated or expressly permitted by this Agreement or as set forth in Section 5.01(a) of the Company Disclosure Letter, and except for actions taken (or not taken) in good faith in order to respond to COVID-19 or COVID-19 Measures (provided that, the Company will use commercially reasonable efforts to keep Parent reasonably informed of any such actions prior to taking, or refraining to take, such actions (to the extent practicable)), during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.01), unless Parent otherwise consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned and (without limitation of the foregoing) shall be deemed given if Parent provides no written response within ten Business Days after a written request by the Company for such consent), the Company shall, and shall cause each of its Subsidiaries to, use its and their commercially reasonable efforts to (i) carry on its business in all material respects in the ordinary course of business and (ii) to the extent consistent with the foregoing, preserve its and its Subsidiaries’ business organizations substantially intact and preserve existing relations with key customers, key vendors and other Persons with whom the Company or its Subsidiaries have significant business relationships substantially intact; provided that no action by the Company or any of its Subsidiaries with respect to matters specifically addressed by Section 5.01(b) shall be deemed, in and of itself, to be a breach of this Section 5.01(a) unless such action would constitute a breach of Section 5.01(b).

(b) Except as required by applicable Law, Judgment or Governmental Authority, as required, expressly contemplated or expressly permitted by this Agreement, or as set forth in Section 5.01(b) of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.01), unless Parent otherwise consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned and (without limitation of the foregoing) shall be deemed given if Parent provides no written response within ten Business Days after a written request by the Company for such consent), the Company shall not, and shall not permit any of its Subsidiaries to:

(i) (A) other than transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, issue, sell or grant any shares of its capital stock or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests; provided that the Company may (1) grant equity awards to the extent permitted by Section 5.01(b)(ix) of the Company Disclosure Letter and issue shares of Company Common Stock on the exercise or settlement of Company Equity Awards outstanding on the date of this Agreement or granted after the date of this Agreement to the extent permitted by Section 5.01(b)(ix) of the Company Disclosure Letter or (2) issue shares of Company Common Stock on the exercise of purchase rights pursuant to the Company ESPP (as modified by Section 2.05), on the conversion of any Company Convertible Notes or in connection with the Capped Call Transactions, (B) other than transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests (other than pursuant to the cashless exercise of Company Options or the forfeiture or withholding of taxes with respect to Company Equity Awards, pursuant to the conversion of any Company Convertible Notes or in connection with the Capped Call Transactions), (C) in the case of the Company, establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests or (D) split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interests, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(ii) (A) incur any new Indebtedness except for (1) intercompany Indebtedness among the Company and its Subsidiaries, (2) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business, (3) Indebtedness incurred in connection with the refinancing of any Indebtedness existing on the date of this Agreement or permitted to be incurred, assumed or otherwise entered into hereunder or (4) other Indebtedness in an aggregate principal amount not to exceed $5 million; provided that all such Indebtedness is pre-payable without penalty at the Closing, or (B) enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business and not for speculative purposes;

(iii) grant any Lien (other than Permitted Liens) on any of its material assets other than (A) to secure Indebtedness and other obligations in existence at the date of this Agreement or permitted under Section 5.01(b)(ii) or (B) to the Company or to a wholly owned Subsidiary of the Company;

(iv) sell, transfer, lease, sublease or license to any Person, in a single transaction or series of related transactions, any of its material properties or assets except (A) pursuant to Contracts in force on the date of this Agreement, (B) transfers among the Company and its Subsidiaries or (C) for consideration, individually or in the aggregate, not in excess of $5 million; provided that this Section 5.01(b)(iv) shall not apply to Intellectual Property, which is addressed by Section 5.01(b)(v);

(v) (A) sell, assign, license, transfer, abandon, permit to expire or lapse, convey, lease or otherwise dispose of or subject to any Lien, any material Intellectual Property, except for the expiration of Registered Company Intellectual Property at the end of the applicable maximum statutory term, the abandoning or permitting to expire or lapse Intellectual Property that is no longer relevant in any material respect to the business of the Company in the ordinary course of business, or the granting of non-exclusive licenses to Company IP in the ordinary course of business or (B) intentionally disclose any trade secrets or other confidential information to any Person other than pursuant to a written confidentiality and non-disclosure agreement entered into in the ordinary course of business or (C) disclose, license, release, distribute, escrow, or make available any source code for software included in the Company IP that is intended to remain confidential (or agree to do any of the foregoing), except, in each case, in connection with the ordinary course of business;

(vi) make any loans, capital contributions or advances to any Person other than (A) trade credit and advances to customers in the ordinary course of business, (B) to the Company or any Subsidiary of the Company, (C) in connection with a transaction permitted under Section 5.01(b)(viii) or (D) otherwise in an aggregate amount for all such loans, capital contributions or advances not to exceed $1 million;

(vii) make or authorize capital expenditures for property, plant or equipment, except for those (A) that are materially consistent with the Company’s plan that was previously made available to Parent or (B) in connection with the repair or replacement of facilities or properties destroyed or damaged due to casualty or accident (whether or not covered by insurance);

(viii) except as permitted under Section 5.01(b)(vii), make any acquisition (including by merger) of the capital stock or, a material portion of the assets of any other Person, other than acquisitions for which the aggregate amount of consideration paid or transferred by the Company and its Subsidiaries (in connection with all such acquisitions) would not exceed $5 million;

(ix) except as required pursuant to the terms of any Company Plan (x) in effect on the date of this Agreement and, solely with respect to any Company Plan that requires the grant of equity or equity-based compensation (including any Company Equity Awards), that was made available to Parent prior to the date hereof and is set forth on Section 3.12(a) of the Company Disclosure Letter, or (y) adopted, established, entered into or amended after the date of this Agreement solely to the extent provided pursuant to Section 5.01(b)(ix)(C), (A) grant to any current or former employee or other individual service provider any material increase in compensation or material benefits, (B) grant to any current or former employee or other individual service provider any severance, retention, termination, transaction-based, or equity or equity-based compensation (including any Company Equity Awards) or material benefits, (C) establish, adopt, enter into or amend in any material respect any Company Plan (or other compensation or benefit plan, program, agreement or arrangement that would be a Company Plan if in effect on the date of this Agreement) (other than, with respect to a Company Plan in effect on the date of this Agreement, any amendment to such Company Plan that would not result in a material increase in the cost of such Company Plan), (D) take any action to accelerate the funding, vesting or payment of any compensation or benefits payable or provided to any current or former employee or other individual service provider under any Company Plan or otherwise, (E) terminate (other than for cause), engage, hire, furlough or temporarily lay off any individual with annual base salary or wages exceeding $250,000, (F) cancel or forgive any loans to any current or former employee or individual service provider or (G) affirmatively and knowingly waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or individual service provider who has or had a title of “Senior Vice President” or above.

(x) make any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except, in each case, as may be required (A) by GAAP (or any interpretation thereof), (B) by any applicable Law, including Regulation S-X under the Securities Act, or (C) by any Governmental Authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);

(xi) except in the ordinary course of business (A) make or change any material Tax election, (B) file any amended Tax Return, (C) settle or compromise any material Tax liability, (D) enter into any closing agreement relating to any material amount of Tax, (E) agree to an extension or waiver of a statute of limitations period applicable to any Tax claim or assessment or (F) surrender any right to claim a material Tax refund;

(xii) (A) amend the Company Charter Documents or (B) amend the comparable organizational documents of any Subsidiary of the Company in any manner materially adverse to Parent;

(xiii) negotiate, modify, extend, terminate or enter into any Labor Agreement or recognize or certify any labor union, works council, labor organization, or other employee representative body as the bargaining representative for any employees;

(xiv) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other similar actions that could implicate the WARN Act;

(xv) settle any pending or threatened Action against the Company or any of its Subsidiaries, other than settlements of any pending or threatened Action (A) in which the Company or any of its Subsidiaries is named as a nominal defendant, (B) disclosed, reflected or reserved against in the balance sheet (or the notes thereto) of the Company as of the Balance Sheet Date included in the Filed SEC Documents for an amount not materially in excess of the amount so reflected or reserved (excluding any amount that may be paid or reimbursed under insurance policies or for which the Company or any of its Subsidiaries is entitled to indemnification or contribution) or (C) if the amount to be paid by the Company or any of its Subsidiaries in any such settlements does not exceed $5 million in the aggregate (in each case, excluding any amount that may be paid or reimbursed under insurance policies or for which the Company or any of its Subsidiaries is entitled to indemnification or contribution); provided that, no settlement of any pending or threatened Action may involve any material injunctive or equitable relief, or impose material restrictions, on the business activities of the Company and its Subsidiaries, taken as a whole; provided further that, actions by or against the Company or any of its Subsidiaries relating to Transaction Litigation shall be governed by Section 5.13 and not by this Section 5.01;

(xvi) with respect to the Company only, adopt a plan or arrangement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

(xvii) (A) terminate (other than any expiration in accordance with its terms) or modify, amend or waive any material rights under any Material Contract in a manner that is material and adverse to the Company and its Subsidiaries, taken as a whole, in each case, other than in the ordinary course of business or (B) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement, other than in the ordinary course of business; provided that this Section 5.01(b)(xvii) shall not restrict any action that is specifically addressed by and permitted by any other clause of this Section 5.01(b).

(xviii) grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case other than in the ordinary course of business;

(xix) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404; or

(xx) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(c) Except as expressly contemplated or permitted by this Agreement or as required by applicable Law, Judgment or Governmental Authority, during the period from the date of this Agreement to the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.01), without the prior written consent of the Company, Parent and Merger

Sub shall not, and shall not permit any Equity Investor Affiliate or the Equity Investor to, take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied, (ii) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period under any Antitrust Law, in each case described in Section 6.01(b), or (iii) materially increase the risk of any Governmental Authority seeking or entering a Judgment prohibiting the consummation of the Transactions.

(d) Without limitation of the restrictions set forth above, nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.02 No Solicitation; Change in Recommendation.

(a) Subject to the terms of this Section 5.02, the Company shall and shall cause each of its Subsidiaries and its and their officers and directors to, and shall instruct and use its reasonable best efforts to cause its other Representatives to, (i) from the time this Agreement is executed until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, (A) cease any solicitation, discussions or negotiations with any Persons that may be ongoing with respect to a Takeover Proposal and promptly (and in any event, within 48 hours) request the return or destruction of all confidential information furnished by the Company or on its behalf to any Person and its Representatives with respect to a Takeover Proposal on or prior to the time this Agreement is executed and (B) not, directly or indirectly, (1) initiate, solicit, knowingly facilitate or knowingly encourage the submission of any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal or (2) engage in, continue or otherwise participate in any discussions or negotiations regarding (except to notify any Person of the provisions of this Section 5.02), or furnish to any other Person any non-public information in connection with, or for the purpose of, encouraging a Takeover Proposal and (ii) from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for a Takeover Proposal.

(b) Notwithstanding anything contained in Section 5.02(a) or any other provision of this Agreement to the contrary, if at any time after the time this Agreement is executed and prior to obtaining the Company Stockholder Approval, but not after, the Company or any of its Representatives receives a Takeover Proposal, which Takeover Proposal did not result from a knowing and material breach of Section 5.02(a), (i) the Company and its Representatives may contact and engage in discussions with such Person or group of Persons making the Takeover Proposal or its or their Representatives and financing sources to clarify the terms and conditions thereof or to request that any Takeover Proposal made orally be made in writing or to notify such Person or group of Persons or its or their Representatives and financing sources of the provisions of this Section 5.02 and (ii) if the Board of Directors of the Company or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal constitutes or could reasonably be expected to result in, a Superior Proposal, then the Company and any of its Representatives may (A) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making the Takeover Proposal and furnish pursuant to an Acceptable Confidentiality Agreement information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Takeover Proposal and its or their respective Representatives and financing sources; provided that the Company shall substantially concurrently (and in any event within 48 hours of furnishing such Person or group of Persons making the Takeover Proposal with such information) provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access that was not previously provided to Parent or its Representatives and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal and its or their Representatives and financing sources, in each case, only for so long as such Takeover Proposal constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal.

(c) The Company shall promptly (and in any event within 48 hours after receipt by an executive officer of the Company or after any member of the Board of Directors of the Company or any executive officer of the Company obtains actual knowledge of a Takeover Proposal) notify Parent in the event that the Company or any of its Subsidiaries or its or their Representatives receives a Takeover Proposal, or an inquiry that could reasonably be expected to lead to a Takeover Proposal, and shall disclose to Parent the terms and conditions of any such Takeover Proposal and the identity of the Person or group of Persons making such Takeover Proposal and copies of any material documents evidencing or delivered in connection with such Takeover Proposal, and the Company shall keep Parent reasonably informed promptly of any material developments with respect to any such Takeover Proposal (including any material changes thereto and including by providing copies of any revised or new material documents evidencing or delivered in connection with such Takeover Proposal). For the avoidance of doubt, all information provided to Parent pursuant to this Section 5.02(c) shall be subject to the terms of the Confidentiality Agreement.

(d) Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withhold (in the case of the Board of Directors of the Company) or withdraw (or modify in a manner adverse to Parent), or publicly propose to withhold (in the case of the Board of Directors of the Company) or withdraw (or modify in a manner adverse to Parent), the Company Board Recommendation, (B) in the case of the Board of Directors of the Company, if any Takeover Proposal structured as a tender or exchange offer is commenced, fail to recommend against acceptance of such tender or exchange offer by the Company’s stockholders within ten Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act, (C) fail to reaffirm the Company Board Recommendation within ten days of a written request made by Parent to do so (it being understood that Parent may only make such a request on two occasions) or (D) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Takeover Proposal (it being understood that the Board of Directors of the Company or any committee thereof may, and may cause the Company to, (x) make a customary “stop, look and listen” communication, (y) elect to take no position with respect to a Takeover Proposal until the close of business on the tenth Business Day after the commencement of such Takeover Proposal pursuant to Rule 14e-2 under the Exchange Act and (z) subject to Section 5.02(c), disclose that the Company has received a Takeover Proposal, that the Board of Directors of the Company or any committee thereof has determined that a Takeover Proposal constitutes a Superior Proposal, that the Board of Directors of the Company or any committee thereof intends to make an Adverse Recommendation Change or that the Company intends to terminate this Agreement to enter into a Company Acquisition Agreement and in each case any material facts and circumstances relating thereto) (any action described in this clause (i), other than the actions in the foregoing clauses (x) – (z), being referred to as an “Adverse Recommendation Change”) or (ii) subject to Section 5.02(e), authorize, execute or enter into (or cause or permit the Company or any of its Subsidiaries to execute or enter into) any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for a Takeover Proposal, other than any Acceptable Confidentiality Agreement (each, a “Company Acquisition Agreement”).

(e) Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to obtaining the Company Stockholder Approval, but not after, the Board of Directors of the Company or any committee thereof may, in response to a bona fide written Takeover Proposal not solicited in knowing and material breach of this Section 5.02, (i) make an Adverse Recommendation Change or (ii) cause the Company to enter into a Company Acquisition Agreement with respect to such Takeover Proposal and terminate this Agreement pursuant to Section 7.01(d)(ii), in either case if the Board of Directors of the Company or any committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal constitutes a Superior Proposal; provided that the Board of Directors of the Company or any committee thereof shall not, and shall cause the Company not to, take any such action set forth in clause (i) or (ii) unless (A) the Company has given Parent at least four Business Days’ prior written notice of its intention to take such action (which notice shall specify the identity of the party making such Superior Proposal, the material terms thereof and, if available, copies of any written agreements and other documents relating thereto provided to the Company or its Representatives), (B) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose in writing a binding offer to effect revisions to the terms of this Agreement and the other agreements contemplated herein that would cause such Superior Proposal to no longer constitute a Superior Proposal and (C) following the end of such notice period the Board of Directors of the Company or any committee thereof shall have considered in good faith such binding offer, and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if the revisions proposed in such binding offer were to be given effect (it being understood that in the event of any change to the financial terms or any other material terms of such Superior Proposal, this proviso shall again apply with respect to each such revision (but the four Business Day period shall instead be two Business Days)); provided that, none of the Company, any of its Affiliates or any of their respective Representatives may disclose to any Person or “group” of Persons making a Takeover Proposal the specific price per share or other economic terms of any offer of Parent pursuant to this Section 5.02(e) unless and until a definitive agreement with respect to such Takeover Proposal is executed by the Company.

(f) Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to obtaining the Company Stockholder Approval, but not after, the Board of Directors of the Company or any committee thereof may make an Adverse Recommendation Change in response to an Intervening Event if the Board of Directors of the Company or any committee thereof has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; provided that the Board of Directors of the Company or any committee thereof shall not, and shall cause the Company not to, take any such action unless (A) the Company has given Parent at least four Business Days’ prior written notice of its intention to take such action (which notice shall include a reasonably detailed description of such Intervening Event), (B) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose in writing a binding offer to effect revisions to the terms of this Agreement and the other agreements contemplated herein such that failure to make such Adverse Recommendation Change would no longer reasonably be expected to be inconsistent with the directors’ fiduciaries under applicable Law and (C) following the end of such notice period, the Board of Directors of the Company or any committee thereof shall have considered in good faith such binding offer, and shall have determined that failure to make such Adverse Recommendation Change would continue to reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law if the revisions proposed in such binding offer were to be given effect (it being understood that in the event of any change to the financial or any other material facts of such Intervening Event, this proviso shall again apply with respect to each such revision (but the four Business Day period shall instead be two Business Days)).

(g) Nothing in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company or the Board of Directors of the Company or any committee thereof from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company that is required by applicable Law or if the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors of the Company to make such disclosure would be inconsistent with the directors’ exercise of their duties to the Company’s stockholders under applicable Law, it being understood that (x) any such statement or disclosure made by the Board of Directors of the Company (or a committee thereof) pursuant to this Section 5.02(g) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Board of Directors of the Company (or any committee thereof) and the rights of Parent under this Section 5.02 and (y) nothing in the foregoing will be deemed to permit the Company or the Board of Directors of the Company (or a committee thereof) to effect a Adverse Recommendation Change other than in accordance with Section 5.02(e) or Section 5.02(f).

(h) The Company agrees that any material breach of this Section 5.02 by any of its Representatives (acting as such at the direction of or on behalf of the Company) will be deemed to be a breach of this Agreement by the Company.

(i) As used in this Agreement:

(i) “Acceptable Confidentiality Agreement” means (i) any confidentiality agreement entered into by the Company after the date of this Agreement that contains confidentiality provisions that are not materially less favorable to the Company than those contained in the Confidentiality Agreement and that does not contain any provisions prohibiting or otherwise restricting the Company from making any of the disclosures required to be made to Parent by this Section 5.02, it being understood that such agreement need not include any standstill provisions or similar restrictions, or (ii) any confidentiality agreement entered into prior to the date of this Agreement, it being understood that the Company, in its sole discretion, shall be entitled to waive or release any preexisting explicit or implicit standstill provisions or similar restrictions with any Person or group of Persons;

(ii) “Takeover Proposal” means any inquiry, proposal or offer from any Person or group (other than Parent or any of its Affiliates) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of 20% or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company or any committee thereof), including through the acquisition of one or more Subsidiaries of the Company owning such assets, (ii) acquisition of 20% or more of the outstanding shares of Company Common Stock, (iii) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding shares of Company Common Stock, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which such Person or group (or the stockholders of any Person) would acquire, directly or indirectly, 20% or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company or any committee thereof) or 20% or more of the aggregate voting power of the outstanding equity securities of the Company or of the surviving entity in a merger, consolidation, share exchange or other business combination involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, in each case, other than the Transactions, or (v) any combination of the foregoing; provided that this Agreement and the Transactions shall not be deemed a Takeover Proposal;

(iii) “Superior Proposal” means any bona fide written Takeover Proposal made by any Person or group (other than Parent or any of its Affiliates) that the Board of Directors of the Company or any committee thereof has determined in its good faith judgment (after consultation with its financial advisors and outside legal counsel) (i) would be more favorable from a financial point of view to the Company’s stockholders than the Transactions and (ii) is reasonably capable of being completed on the terms proposed, in each case taking into account all legal, regulatory, financial, timing, financing, due diligence, antitrust and other aspects of such proposal and of this Agreement; provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “75%”; and

(iv) “Intervening Event” means any effect, change, circumstance, event or occurrence that (i) was not known to or reasonably foreseeable by the Board of Directors of the Company on the date hereof (or if known by the Board of Directors of the Company, the material consequences of which were not known to or reasonably foreseeable by the Board of Directors of the Company as of the date hereof) and becomes known to the Board of Directors of the Company prior to the receipt of the Company Stockholder Approval and (ii) does not relate to or involve (A) any Takeover Proposal or (B) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date hereof in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (ii) may be considered and taken into account).

Section 5.03 Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority or third party necessary to consummate the Transactions, (iii) execute and deliver any additional instruments necessary to consummate the Transactions and (iv) defend or contest in good faith any Action brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions, in the case of each of clauses (i) through (iv), other than with respect to filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, approvals, consents, registrations, permits, authorizations and other confirmations relating to Antitrust Laws, which are exclusively dealt with in Sections 5.03(c) and (d) below.

(b) In furtherance and not in limitation of the foregoing, the Company and Parent shall each use its reasonable best efforts to (i) take all actions necessary to ensure that no Takeover Law is or becomes applicable to any of the Transactions and refrain from taking any actions that would cause the applicability of such Laws and (ii) if the restrictions of any Takeover Law become applicable to any of the Transactions, take all actions necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on the Transactions.

(c) Each of the parties hereto agrees: (1) to make (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions (which shall request the early termination of any waiting period applicable to the Transactions under the HSR Act) as promptly as reasonably practicable following the date of this Agreement, and in any event within ten calendar days following the date of this Agreement and (B) the appropriate filings under the Other Required Antitrust Laws as promptly as reasonably practicable following the date of this Agreement, (2) to make an appropriate response as promptly as reasonably practicable to any request for additional information and documentary material under the HSR Act and any other applicable Antitrust Laws and (3) to use reasonable best efforts to avoid or eliminate each and every impediment and obtain all consents under any Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Authority, in each case with competent jurisdiction, so as to enable the parties hereto to consummate the Transactions as promptly as practicable. Without limiting the foregoing, the Company and Parent shall, and shall cause each of their respective Subsidiaries and, in the case of Parent, any Equity Investor Affiliate to, use their reasonable best efforts to secure the expiration or termination of any applicable waiting period under the HSR Act and to secure the expiration or termination of any applicable waiting period and obtain any consent, clearance or approval required under any other applicable Antitrust Laws and resolve any objections asserted with respect to the Transactions under the Federal Trade Commission Act or any other applicable Antitrust Law raised by any Governmental Authority, in order to prevent the entry of, or to have vacated, lifted, reversed or overturned, any Restraint that would prevent, prohibit, restrict or delay the consummation of the Transactions. Nothing in this Agreement shall require any party to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned on the Closing. Neither Parent nor the Company shall commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or any other Antitrust Laws or enter into a timing agreement with any Governmental Authority, or withdraw its initial filing pursuant to the HSR Act or any other Antitrust Law, as the case may be, and refile any of them, without the prior written consent of the other party, such consent not to be unreasonably refused, conditioned or delayed. In furtherance and not in limitation of this Section 5.03(c) and Section 5.03(d), the parties hereto shall defend through litigation any claim asserted in court by any Person, including any Governmental Authority, under any Antitrust Laws in order to avoid entry of, or to have vacated or terminated, any Judgment (whether temporary, preliminary or permanent) that could restrain, delay or prevent the Closing.

(d) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private person, (ii) keep the other parties hereto informed in all substantive respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority and of any substantive communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, (iii) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other parties hereto with respect to information relating to the other parties hereto and their respective Affiliates, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or any Governmental Authority in connection with the Transactions, other than “4(c) documents” as that term is used in the rules and regulations under the HSR Act, and (iv) to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other parties hereto the opportunity to attend and participate in such meetings and conferences. Parent and the Company shall have the right to review in advance all written materials submitted to any Governmental Authority in connection with the Transactions, in each case to the extent such materials or communications are related to any Antitrust Laws; provided that any such materials may be redacted (A) to remove references concerning the valuation of, other bidders for, or the assessment of other strategic alternatives available to, the Company, (B) as necessary to comply with contractual arrangements or applicable Law and (C) as necessary to address reasonable privilege or confidentiality concerns; provided further that a party may reasonably designate any competitively sensitive material provided to another party under this Section 5.03(d) as “Outside Counsel Only”, in which case such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient without the advance written consent of the party providing such materials.

(e) Notwithstanding anything in this Agreement to the contrary, the foregoing Section 5.03(c) and (d), and not any other provisions, will solely govern the parties’ required efforts in order to make any required notices or filings, and obtain any consents or approvals, under any Antitrust Laws.

(f) Parent shall take (and shall cause its Equity Investor Affiliates (the “Interested Parties”) to take) any and all actions, and do, or cause to be done, any and/or all things necessary, proper or advisable to ensure that any review of the Merger by CFIUS or DCSA and any CFIUS Approval and/or DCSA Arrangements will not impede, prevent or delay the Closing and in connection therewith avoid any restraint pursuant to Section 6.01(a). In furtherance and not in limitation of the foregoing, Parent shall take (and shall cause Interested Parties to take) the following actions (and the Company shall, solely to the extent provided below and subject to Section 5.03(i) below, use its commercially reasonable efforts to cooperate with Parent in connection with the following actions) as necessary, proper or advisable to obtain the CFIUS Approval and the DCSA Arrangements:

(i) with respect to the DCSA Arrangements, (A) as promptly as reasonably practical, the Company shall provide an initial notification to DCSA of the Transactions pursuant to the NISPOM and any other applicable U.S. national industrial security regulations; (B) as promptly as practicable following the submission of the initial notification required by clause (A), Parent and the Company shall provide, or cause to be provided, the information necessary for DCSA to conduct a review of foreign ownership, control or influence pursuant to the NISPOM and any other applicable U.S. national industrial security regulations; and (C) as promptly as reasonably practical, Parent shall submit to DCSA, and the Company shall cooperate in the submission of, a FOCI Mitigation Plan;

(ii) with respect to the CFIUS Approval, (A) as promptly as reasonably practical, the Parent and Company shall file, or cause to be filed, with CFIUS a draft of the CFIUS Notice (the “Draft Notice”) as contemplated under 31 C.F.R. 800.401(f), and (B) as promptly as practicable after receiving and incorporating any feedback from CFIUS regarding the Draft Notice, the Parent and Company shall file, or cause to be filed, the CFIUS Notice in accordance with the DPA;

(iii) supplying, as promptly as reasonably practicable, any certification, additional information, documents or other materials in respect of such notice or the transactions contemplated by this Agreement that may be requested by CFIUS or DCSA, respectively, in connection with its review process related to the CFIUS Approval and the DCSA Arrangements; and

(iv) cooperating with each other in connection with any such filing and in connection with resolving any investigation or other inquiry of CFIUS, DCSA or any other Governmental Authority related to the review processes for the CFIUS Approval and the DCSA Arrangements, including by (A) allowing each other to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions to CFIUS or DCSA, (B) promptly informing each other of any communication received by Parent or the Company, or given by Parent or the Company to, CFIUS or DCSA by promptly providing copies to the other party of any such written communication, except for any exhibits to such communications providing the personal identifying information required by 31 C.F.R. §800.402(c)(6)(vi), information otherwise requested by CFIUS or DCSA to remain confidential or information reasonably determined by Parent or the Company to be business confidential information and (C) permitting each other to review in advance any written or oral communication that Parent or the Company gives to CFIUS or DCSA, and consult with the Company in advance of any meeting, telephone call or conference with CFIUS or DCSA, and to the extent not prohibited by CFIUS or DCSA, give each other the opportunity to attend and participate in any telephonic conferences or in-person meetings with CFIUS or DCSA.

(g) Parent shall not commit to, or agree with CFIUS or DCSA or any other Governmental Authority in connection with the CFIUS Approval or any DCSA Arrangements to, delay or impede the Transactions without the prior written consent of the Company.

(h) Notwithstanding anything herein to the contrary, Parent shall bear the cost of any filing fee payable to a Governmental Authority in connection with any filings made in relation to CFIUS or DCSA.

(i) Notwithstanding anything to the contrary in this Agreement, the failure of the Company to comply with Section 5.03(f) shall not give rise to the failure of a condition precedent set forth in Section 6.02(b) or a right to terminate this Agreement pursuant to Section 7.01(c)(i) unless such failure is the result of a knowing and intentional breach by the Company of any provision of Section 5.03(f).

(j) Notwithstanding anything in this Agreement to the contrary, the foregoing Section 5.03(f) through (i), and not any other provisions, will solely govern the parties’ required efforts in connection with the CFIUS Approval or any DCSA Arrangements.

Section 5.04 Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment on, any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system and except for any matters referred to in, and made in compliance with, Section 5.02. The parties hereto agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed to by the parties hereto (the “Announcement”). Notwithstanding the forgoing, this Section 5.04 shall not apply to any press release or other public statement made by (x) the Company or Parent (a) which is consistent with the Announcement and the terms of this Agreement and does not contain any information relating to the Transactions that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is required by applicable Law, Judgment or stock exchange rule or listing agreement, (y) the Company in compliance with Section 5.02 in connection with the matters expressly contemplated by Section 5.02 or (z) Parent, Merger Sub and their Affiliates to existing or prospective general or limited partners, equity holders, members, managers and investors of such Person or any Affiliates of such Person, in each case who are subject to customary confidentiality restrictions, and deal descriptions on such Person’s website in the ordinary course of business (but with respect to such deal descriptions, only to the extent that such descriptions are consistent with the previous press releases, public disclosures or public statements made jointly by the parties (or individually if approved by the other party)).

Section 5.05 Access to Information; Confidentiality. Subject to applicable Law and any applicable Judgment, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Section 7.01, on reasonable notice, solely for purposes of furthering the Merger and the other Transactions, including with respect to the structuring, financing or consummation thereof, or integration planning relating thereto, the Company shall (and shall cause its Subsidiaries to) afford to Parent and Parent’s Representatives reasonable access during normal business hours to the officers, employees, agents, properties, books, Contracts and records of the Company and its Subsidiaries (other than any of the foregoing that relate to the negotiation and execution of this Agreement, or, except as expressly provided in Section 5.02, to any Takeover Proposal or any other transactions potentially competing with or alternative to the Transactions or proposals from other parties relating to any competing or alternative transactions) and the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent and Parent’s Representatives such information concerning its business, personnel, assets, liabilities and properties as Parent may reasonably request (other than, in each case, any information that is reasonably pertinent to any adverse Action between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand); provided that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company or any of its Subsidiaries; provided further that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so is reasonably likely to (i) violate applicable Law or an applicable Judgment, (ii) result in the disclosure of trade secrets or competitively sensitive information to third parties, (iii) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege or (iv) jeopardize the health and safety of any employee of the Company or its Subsidiaries in light of COVID-19 (taking into account any COVID-19 Measure). In any such event, the Company shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable Law or Judgment, result in such adverse disclosure of trade secrets or competitively sensitive information or risk waiver of such privilege or protection, including entering into a joint defense agreement, common interest agreement or other similar arrangement. All requests for information made pursuant to this Section 5.05 shall be directed to the executive officer or other Person designated by the Company. Until the Effective Time, all information provided between the parties hereto and their Representatives shall be subject to the terms of the Confidentiality Agreement dated as of October 28, 2022, by and between the Company and the Thoma Bravo, L.P. (the “Confidentiality Agreement”) and shall be deemed to be “Confidential Information” thereunder.

Section 5.06 Indemnification and Insurance.

(a) For a period of six years following the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted by applicable Law, honor and fulfill in all respects the obligations of the Company and its Subsidiaries under (i) the certificate of incorporation and bylaws (or similar organizational documents) of the Company and its Subsidiaries in effect as of the date of this Agreement with respect to exculpation from liability, indemnification and advancement and reimbursement of expenses and (ii) any and all indemnification agreements set forth on Section 5.06(a) of the Company Disclosure Letter between the Company or any of its Subsidiaries and any of their respective present or former directors or officers in effect as of the date of this Agreement. For a period of six years from and after the Effective Time, Parent shall, and Parent shall cause the Surviving Corporation to, (A) to the fullest extent permitted by applicable Law, jointly and severally indemnify and hold harmless each current and former director or officer of the Company or any of its Subsidiaries (and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time) and each individual who serves or served at the request of the Company or any of its Subsidiaries as a Representative of another Person (including any employee benefit plan) (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts incurred by such Indemnitee in settlement or compromise) and expenses (including reasonable fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (1) the fact that an Indemnitee is or was a director or officer of the Company or such Subsidiary or serves or has served at the request of the Company or such Subsidiary as a Representative of another Person (including any employee benefit plan) or (2) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director or officer of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a Representative of another Person (including any employee benefit plan)), in each case under clause (1) or (2), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification, advancement or reimbursement right of any Indemnitee) and (B) assume (in the case of the Surviving Corporation, in the Merger without any further action) all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification, advancement and reimbursement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Charter Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement. Without limiting the foregoing, Parent, for a period of six years from and after the Effective Time, shall cause, unless otherwise required by Law, the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to exculpation from liability, indemnification and advancement and reimbursement of expenses of directors or officers and indemnification than are set forth as of the date of this Agreement in the Company Charter Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, in accordance with the Company Charter Documents, pay, promptly after receipt by Parent of a written request by an Indemnitee, all costs and expenses of such Indemnitee in connection with matters for which such Indemnitee is eligible to be indemnified pursuant to this Section 5.06(a) in advance of the final disposition of such matter (including any Action in connection with enforcing the indemnity and other obligations referred to in this Section 5.06), subject to receipt of an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such Indemnitee is not entitled to indemnification under this Section 5.06(a).

(b) None of Parent or the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 5.06 (each, a “Claim”) for which indemnification could be sought by an Indemnitee hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Claim or such Indemnitee otherwise consents in writing to such settlement, compromise or consent. Each of Parent, the Surviving Corporation and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c) For the six-year period commencing immediately after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals who are currently (and any additional individuals who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policies on terms and scope with respect to such coverage, and in amount, no less favorable in the aggregate to such individuals than those of such policy in effect on the date of this Agreement (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same aggregate coverage with respect to matters existing or occurring prior to the Effective Time, including a “tail” policy). The Company may (or if requested by Parent, the Company shall use reasonably best efforts to), in consultation with Parent, purchase a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits in the aggregate as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Transactions; provided that, the cost of any such “tail policy” shall not exceed 300% of the Company’s most recent annual premium for its directors’ and officers’ insurance policy (and if the cost would exceed such limit, the Surviving Corporation shall obtain the maximum amount of coverage available for a cost not exceeding such limit). If such prepaid “tail policy” has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 5.06(c) and the Surviving Corporation shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(d) The provisions of this Section 5.06 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her Representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification, reimbursement or contribution that any such individual may have under the Company Charter Documents, by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.06 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.06 applies unless (i) such termination or modification is required by applicable Law or (ii) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.06 applies shall be third party beneficiaries of this Section 5.06).

(e) In the event that (i) Parent, the Surviving Corporation or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any Person, or (ii) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.06.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.06 is not prior to or in substitution for any such claims under such policies.

(g) Parent’s and the Surviving Corporation’s obligations under this Section 5.06 shall continue in full force and effect for a period of six years from the Effective Time; provided that if any Claim (whether arising before, at or after the Effective Time) is brought against an Indemnitee on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.06 shall continue in effect until the full and final resolution of such Claim.

Section 5.07 Financing.

(a) Each of Parent and Merger Sub acknowledges and agrees that the Company and its Affiliates have no responsibility for any financing Parent or Merger Sub may raise in connection with the Transactions. Each of Parent and Merger Sub shall use reasonable efforts to take (and shall use its reasonable best efforts to cause its Affiliates to take) all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the Financing contemplated by the Commitment Letters in amounts at least equal to the Financing Amounts. In furtherance and not in limitation of the foregoing, Parent and Merger Sub shall use reasonable best efforts to take all actions and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Financing on the terms and subject only to the conditions described in the applicable Commitment Letter on a timely basis, taking into account the anticipated Closing Date, including by (i) maintaining in effect the Commitment Letters (ii) negotiating and entering into definitive agreements with respect to the Financing (the “Definitive Agreements”) consistent with the terms and conditions contained therein (including, as necessary, the “flex” provisions contained in any related fee letter) and (iii) satisfying, on a timely basis, all conditions in the Commitment Letters and the Definitive Agreements that are within its control. Each of Parent and

Merger Sub shall use its reasonable best efforts to comply with its respective obligations, and enforce its rights, under each Commitment Letter. Without limiting the generality of the foregoing, in the event that all conditions contained in the applicable Commitment Letter or the Definitive Agreements (other than the consummation of the Merger and those conditions that by their nature are to be satisfied or waived at Closing) have been satisfied, each of Parent and Merger Sub shall cause the Debt Financing Sources and/or the Equity Investor, as applicable, to fund the Financing.

(b) Each of Parent and Merger Sub shall not without the prior written consent of the Company: (i) permit any amendment or modification to, or consent to any waiver of any provision or remedy under, the Commitment Letters or the Definitive Agreements if such amendment, modification or waiver (A) imposes new or additional conditions or other contingencies or otherwise expands, amends or modifies any of the conditions or other contingencies, in each case, to the consummation or receipt of all or any portion of the Financing, (B) reduces the aggregate principal amount of the Debt Financing contemplated in the Debt Commitment Letter (including by changing the amount of fees to be paid or the original issue discount) or the aggregate amount of the Equity Financing contemplated in the Equity Commitment Letter below the Financing Amounts, (C) would reasonably be expected to adversely affect in any material respect the ability of Parent or Merger Sub to enforce its rights against other parties to the Commitment Letters or the Definitive Agreements as so amended, modified or waived, relative to the ability of Parent or Merger Sub to enforce its rights against the other parties to the Commitment Letters as in effect on the date of this Agreement, (D) would reasonably be expected to make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing on the Closing Date less likely to occur or (E) would otherwise reasonably be expected to materially prevent, impede or delay the consummation of the Merger and the other Transactions contemplated by this Agreement; or (ii) terminate the Commitment Letters or any material Definitive Agreement; provided that, however, for the avoidance of doubt, Parent and Merger Sub may amend, replace, supplement and/or modify the Debt Commitment Letter as expressly contemplated thereby as of the date hereof solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Debt Commitment Letter as of the date hereof but only to the extent doing so would not have the effects described in clauses (i)(A) – (E) above. Each of Parent and Merger Sub shall promptly deliver to the Company copies of any such amendment, modification or waiver. Any reference in this Agreement to “Equity Financing” shall include the financing contemplated by the Equity Commitment Letter as amended or modified in express compliance with this Section 5.07(b), and “Equity Commitment Letter” shall include such document as amended or modified in express compliance with this Section 5.07(b). Any reference in this Agreement to “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as amended or modified in express compliance with this Section 5.07(b), and “Debt Commitment Letter” shall include such document as amended or modified in express compliance with this Section 5.07(b).

(c) In the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, Parent shall, (i) promptly notify the Company of such unavailability and the reason therefor and (ii) use reasonable best efforts to arrange and promptly obtain alternative debt financing (in an amount sufficient, when taken together with the available portion of the Financing, to consummate the Transactions and to pay the Financing Amounts) from alternative sources on terms and conditions not materially less favorable, in the aggregate, to Parent or Merger Sub than those contained in the Debt Commitment Letter (provided that no New

Debt Commitment Letter shall contain any terms or conditions that would have been prohibited pursuant to Section 5.07(b) if the same had been effected through an amendment or modification of the Debt Commitment Letter (except with the prior written consent of the Company)) (the “Alternate Debt Financing”), and to obtain a new financing commitment letter with respect to such Alternate Debt Financing (together with any related fee letter, the “New Debt Commitment Letter”) (it being understood and agreed that any fee letter delivered in connection with any New Debt Commitment Letter may be redacted in the same manner as set forth in the definition of “Debt Commitment Letter” as in effect on the date hereof), which shall replace the existing Debt Commitment Letter, a true and complete copy of which shall be provided by Parent or Merger Sub, as applicable, promptly and in any event within 24 hours after Parent or Merger Sub, as applicable, obtains it; provided that, notwithstanding the foregoing, Parent and Merger Sub shall not be required to obtain Alternate Debt Financing that would require Parent or Merger Sub to pay fees or other amounts that, taken as a whole, exceed the aggregate fees and other amounts contemplated to be paid under the Debt Commitment Letter (including after giving effect to any “flex provisions” in the Debt Commitment Letter) and with terms that are materially less favorable, in the aggregate, to Parent and Merger Sub than those set forth in the Debt Commitment Letter. In the event any New Debt Commitment Letter is obtained, (A) any reference in this Agreement to the “Debt Financing” shall mean, with respect to the Debt Financing, the debt financing contemplated by the Debt Commitment Letter (as the meaning of such term is modified pursuant to clause (B) below) and (B) any reference in this Agreement to the “Debt Commitment Letter” shall be deemed to include the Debt Commitment Letter to the extent not superseded by the New Debt Commitment Letter at the time in question and the New Debt Commitment Letter to the extent then in effect. Parent or Merger Sub, as applicable, shall provide the Company with prompt written notice of any actual or threatened breach, default, termination or repudiation by any party to the Commitment Letters or any Definitive Agreement with respect to which Parent or Merger Sub, as applicable, is aware, and a copy of any written notice or other written communication from any Debt Financing Source, the Equity Investor or other financing source with respect to any actual or threatened breach, default, termination or repudiation by any party to the Commitment Letters or any Definitive Agreement of any provision thereof. Each of Parent and Merger Sub shall, upon written request from the Company, keep the Company reasonably informed on a current basis of the status of its efforts to consummate the Financing. The foregoing notwithstanding, compliance by Parent and Merger Sub with this Section 5.07 shall not relieve Parent or Merger Sub of its obligations to consummate the Transactions whether or not the Financing is available, and each of Parent and Merger Sub acknowledges and agrees that its obligation to consummate the Transactions on the terms and subject to the conditions set forth herein are not conditioned upon or contingent on the availability or consummation of the Debt Financing, the availability of any Alternate Debt Financing or receipt of the proceeds therefrom.

Section 5.08 Financing Cooperation.

(a) Prior to the Closing, the Company shall use its reasonable best efforts, and shall cause its Subsidiaries and their respective Representatives to use reasonable best efforts, to provide customary cooperation for debt financings similar to the Debt Financing, to the extent reasonably requested by Merger Sub in writing and at Merger Sub’s sole expense, in connection with the arrangement of the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries), including using commercially reasonable efforts to:

(i) participate in a reasonable number of meetings (which may be virtual) and presentations, to the extent customary for financings of a type similar to the Debt Financing and at reasonable times and with reasonable advance notice to the Company (but limited in the case of the Debt Financing Sources to not more than one virtual meeting with the Debt Financing Sources);

(ii) to the extent required by the Debt Financing, using commercially reasonable efforts to facilitate the pledging and perfection of collateral of the Company, effective no earlier than the Closing;

(iii) provide at least three Business Days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer”, anti-money laundering rules and regulations and beneficial ownership rules and regulations, including the USA PATRIOT Act and 31 C.F.R. §1010.230, relating to the Company or any of its Subsidiaries, in each case as reasonably requested by Parent at least nine Business Days prior to the Closing Date;

(iv) to the extent reasonably requested by Parent, providing reasonable and customary assistance to Merger Sub in obtaining private corporate and facilities credit ratings with respect to the Debt Financing;

(v) assist in the preparation of, and executing and delivering at Closing, Definitive Agreements, including schedules, guarantee and collateral documents and customary closing certificates to the extent required by the Debt Commitment Letter (including a solvency certificate in the form set forth on Annex I to Exhibit C of the Debt Commitment Letter);

(vi) assisting in the taking of all corporate and other similar actions, subject to and contingent upon the occurrence of the Closing, reasonably necessary to permit the consummation of the Debt Financing on the Closing Date; it being understood that (A) no such corporate or other action will take effect prior to the Closing and (B) any such corporate or other action will only be required of the directors, members, partners, managers or officers of the Company and its subsidiaries who retain their respective positions as of the Closing; and

(vii) deliver such readily available financial information regarding the Company as is reasonably requested by Merger Sub in connection with the Debt Financing, and solely to the extent such information is of the type customarily provided by a borrower in connection with similar debt financings to the Debt Financing and can be prepared by the Company without unreasonable effort or undue burden (it being understood and agreed that, notwithstanding anything to the contrary contained herein, the Company shall not be required to provide any Excluded Information), it being understood and agreed that the Company shall have satisfied the obligations set forth in Section 5.08(a)(i) through Section 5.08(a)(vii) if the Company shall have used its commercially reasonable efforts to comply with such obligations whether or not any applicable deliverables are actually obtained or provided.

(b) The foregoing notwithstanding, none of the Company nor any of its Subsidiaries shall be required to take or permit the taking of any action pursuant to this Section 5.08 that would (i) require the Company or its Subsidiaries or any of its or their respective Representatives (collectively, the “Company Cooperation Parties”) to pass resolutions or consents to approve or authorize the execution of the Debt Financing or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case that are not conditioned on the occurrence of the Closing (other than the execution of customary authorization letters in connection with the obligations set forth above; provided that in no event shall the Company or its Subsidiaries be required to assume any expense in connection with the execution of such documents), (ii) cause any representation or warranty in this Agreement to be breached by any Company Cooperation Party or require any Company Cooperation Party to make a representation, warranty or certification that, in good faith determination of such Person, is not true, (iii) require any Company Cooperation Party to (A) pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Debt Financing that is not reimbursed by Parent and/or Merger Sub at the Closing or (B) require any Company Cooperation Party to enter into or approve any Debt Financing that is not conditioned on the occurrence of the Closing or have any obligation of any Company Cooperation Party under any agreement, certificate, document or instrument be effective until the Closing or (iv) cause any director, officer, employee or stockholder of the Company Cooperation Parties to incur any personal liability, (v) conflict with or violate the organizational documents of the Company Cooperation Parties or any applicable Laws or any applicable Judgment or result in the disclosure of trade secrets or competitively sensitive information to third parties and/or jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege, (vi) conflict or be reasonably expected to result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Contract to which any of the Company Cooperation Parties is a party, (vii) require any of the Company Cooperation Parties to prepare any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice, (viii) provide or deliver any internal or external legal opinions by the Company Cooperation Parties, (ix) require any of the Company Cooperation Parties to consent to a pre-filing of UCC-1s or any other grant of Liens or that result in any Company Cooperation Party being responsible to any third parties for any representations or warranties prior to the Closing or (x) require any of the Company Cooperation Parties to prepare or deliver any Excluded Information. Nothing contained in this Section 5.08 or otherwise shall require any of the Company Cooperation Parties, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing or other financing prior to the Closing.

(c) Parent shall, promptly, and in no event later than ten Business Days of the Company’s written request therefor, reimburse the Company Cooperation Parties for all reasonable costs incurred by any of the Company Cooperation Parties in connection with fulfilling their respective obligations pursuant to this Section 5.08 (including all reasonable out-of-pocket costs and attorneys’ fees and expenses) and shall indemnify and hold harmless the Company Cooperation Parties from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees and expenses), interest, awards, judgments and penalties suffered or incurred by them in connection with the Debt Financing, any action taken by them at the request of Parent or its Representatives pursuant to this Section 5.08 and any information used in connection therewith or used with the cooperation by the Company Cooperation Parties, except if such liabilities or other losses are the result of the fraud, gross negligence or willful misconduct of the Company Cooperation Parties.

(d) The parties hereto acknowledge and agree that the provisions contained in this Section 5.08 represent the sole obligations of the Company Cooperation Parties with respect to cooperation in connection with the arrangement of any financing (including the Financing) to be obtained by Parent and/or Merger Sub with respect to the Transactions and the Commitment Letters, and no other provision of this Agreement (including the Exhibits and Schedules hereto) or the Commitment Letters shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing (including the Financing) by Parent, Merger Sub or any of their respective Affiliates or any other financing or other transactions be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.

(e) All non-public or otherwise confidential information regarding the Company Cooperation Parties obtained by Parent or its Representatives pursuant to this Section 5.08 shall be kept confidential in accordance with the Confidentiality Agreement. Parent and its Affiliates shall have the right to use the name and logo of the Company or any of its Affiliates in connection with any Financing; provided, that such name and logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect in any material respect the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives.

(f) Notwithstanding anything to the contrary in this Agreement, the failure of the Company to comply with this Section 5.08 shall not give rise to the failure of a condition precedent set forth in Section 6.02(b) or a right to terminate this Agreement pursuant to Section 7.01(c)(i) unless such failure is the result of a knowing and intentional breach by the Company of any provision of this Section 5.08.

Section 5.09 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.10 Convertible Notes; Capped Call Transactions.

(a) Prior to the Effective Time, at Parent’s written request, the Company shall deliver any notices (including with respect to holders’ rights to require repurchase or conversion of the Company Convertible Notes) that may be required to be delivered, and use commercially reasonable efforts to take all other actions that may be required to be taken, at or prior to the Effective Time under the Company Convertible Notes and the indentures entered into in connection therewith (the “Company Convertible Notes Indentures”) as a result of the Transactions, including for the avoidance of doubt as a result of the Transactions constituting a “Fundamental Change” or “Make-Whole Fundamental Change” (as such terms are defined in the Company Convertible Notes Indentures); provided that no such notice shall be required that is not contingent on the occurrence of the Effective Time. The Company shall provide copies of any such notice to Parent prior to delivery and shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such notice, which such comments the Company shall consider in good faith.

(b) The Company shall cooperate with Parent to (i) execute and deliver to the Trustee supplemental indentures to each of the Company Convertible Notes Indentures, in each case as and to the extent required by the applicable Company Convertible Notes Indenture, to be executed at or prior to the Effective Time, including to provide that as of the Effective Time each holder of Company Convertible Notes shall have the right to convert such Company Convertible Notes into the Merger Consideration in accordance with, and subject to, the provisions of the applicable Company Convertible Notes Indenture, and (ii) use commercially reasonable efforts to cause to be executed and delivered to the Trustee an Officer’s Certificate and Opinion of Counsel (each as defined in, and to the extent required by, the applicable Company Convertible Note Indenture) and any other related documentation required by the Company Convertible Notes Indentures. The Company shall provide copies of such supplemental indentures and other documentation to Parent prior to delivery to the Trustee and shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such documents, which such comments the Company shall consider in good faith.

(c) Notwithstanding anything to the contrary in this Agreement, prior to the Effective Time and subject to applicable Law (i) the Company may take any actions in connection with making elections under, obtaining waivers, and/or unwinding or otherwise settling the Capped Call Transactions and (ii) the Company may initiate or continue discussions or negotiations with the counterparties to the Capped Call Transactions or any of their Affiliates or Representatives, including with respect to any cash amounts or shares of Company Common Stock that may be payable or deliverable to the Company pursuant to the Capped Call Transactions (including upon termination, cancellation or exercise thereof) and adjustments to the terms of the Capped Call Transactions (including in connection with the announcement of the Transactions), it being understood that the Company shall act in good faith and in a commercially reasonable manner in consultation with Parent and shall, if reasonably requested by Parent and at Parent’s sole cost and expense, engage a hedging advisor in connection with the foregoing.

(d) Notwithstanding anything to the contrary in the foregoing, neither the Company nor any of its Subsidiaries shall be required to (i) agree to any term or take any action in connection with its obligations under this Section 5.10 that is not conditioned upon consummation of the Merger or (ii) pay any commitment or other similar fee or incur or assume any liability or other obligation in connection with the actions contemplated by this Section 5.10 or be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to make any other payment or agree to provide any indemnity in connection with such actions, in each case prior to, or that is not conditioned upon the occurrence of, the Closing.

Section 5.11 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement. Immediately following the execution of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, shall execute and deliver a written consent adopting this Agreement in accordance with the DGCL.

Section 5.12 Employee Matters.

(a) For a period of 12 months following the Effective Time, Parent shall cause the Surviving Corporation or its applicable Subsidiary to provide (i) base salary and target annual or short-term cash incentive opportunities (including target short-term commission-based cash incentive opportunities)to each person who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time who remains so employed immediately following the Effective Time (each, a “Continuing Employee”) that, in each case, are no less favorable than those in effect immediately prior to the Effective Time, (ii) severance benefits to each Continuing Employee that are no less favorable than those that would have been provided to such Continuing Employee immediately prior to the Effective Time under the applicable Company Plan listed on Section 5.12(a) of the Company Disclosure Letter and (iii) other employee benefit plans and arrangements (not including defined benefit pension, retiree or post-employment health or welfare, nonqualified deferred compensation, retention, change in control, equity or equity-based compensation or benefits (the “Excluded Benefits”)) to Continuing Employees that are no less favorable in the aggregate than those provided to such Continuing Employee immediately prior to the Effective Time other than Excluded Benefits.

(b) With respect to the employee benefit plans of the Surviving Corporation and its Subsidiaries, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (including any vacation, paid time-off, defined contribution retirement and severance plans), but not including those that provide Excluded Benefits, each Continuing Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer was recognized by the Company or such Subsidiary) shall be treated as service with the Surviving Corporation or any of its Subsidiaries for purposes of determining eligibility to participate, level of benefits, and vesting to the same extent and for the same purpose as such service was recognized and credited to such Continuing Employee by the Company and its Subsidiaries under the corresponding Company Plan; provided that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or compensation for the same period of service.

(c) Without limiting the generality of Section 5.12(a), Parent shall cause the Surviving Corporation or its applicable Subsidiary to take commercially reasonable efforts to cause to be waived any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by the Surviving Corporation or any of its Subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Plan immediately prior to the Effective Time. Parent shall cause the Surviving Corporation or its applicable Subsidiary to take commercially reasonable efforts to cause to be recognized the dollar amount of all co-payments, deductibles and similar expenses incurred by and credited to each Continuing Employee (and his or her eligible dependents) under the applicable Company Plan providing group health benefits during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the corresponding group health benefit plans in which they will be eligible to participate from and after the Effective Time.

(d) Parent hereby acknowledges that a “change in control” (or similar phrase) for purposes of any Company Plan that contains a definition of “change in control” (or similar phrase) will occur at the Effective Time. From and after the Effective Time, the Surviving Corporation or its applicable Subsidiary, shall honor all of the Company Plans set forth in Section 3.12(a) of the Company Disclosure Letter in accordance with their terms as in effect on the date of this Agreement or, solely to the extent amended not in violation of this Agreement after the date of this Agreement, as in effect immediately prior to the Effective Time. Notwithstanding the foregoing, nothing will prohibit the Parent or the Surviving Corporation from amending or terminating any such Company Plans in accordance with their terms or if otherwise required pursuant to applicable Law.

(e) Nothing in this Agreement shall be construed as requiring Parent or any of its Subsidiaries (including the Surviving Corporation) or any other Affiliate to retain the employment of any particular employee of the Company or any of its Subsidiaries following the Effective Time, including any Continuing Employee, or prohibit the Parent, the Surviving Corporation or any Subsidiary or Affiliate thereof from amending or terminating any Company Plan in accordance with its terms or if otherwise required pursuant to applicable Law. The provisions of this Section 5.12 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.12 is intended to, or shall, create any third-party beneficiary rights in any Person (including any Continuing Employee), provide any such Person any right to enforce the provisions hereof, or constitute the establishment, adoption, amendment or termination of any Company Plan or any other employee benefit or compensation plan.

Section 5.13 Transaction Litigation. Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any stockholder demands, litigations, arbitrations or other similar claims, actions, suits or proceedings (including derivative claims) commenced against it, its Subsidiaries and/or its or its Subsidiaries’ respective directors or officers relating to this Agreement or any of the Transactions (collectively, “Transaction Litigation”) of which Parent or the Company, as applicable, obtains Knowledge and shall keep the other party reasonably informed regarding any Transaction Litigation. Each of the Company and Parent shall reasonably cooperate with the other in the defense or settlement of any Transaction Litigation, and shall give the other party the opportunity to consult with it regarding the defense and settlement of such Transaction Litigation and to participate (at the other party’s expense) in (but not control) the defense and settlement of such Transaction Litigation. Prior to the Effective Time, other than with respect to any Transaction Litigation where the parties are adverse to each other or in the context of any Transaction Litigation related to or arising out of a Takeover Proposal, neither the Company nor any of its Subsidiaries shall settle or offer to settle any Transaction Litigation without the prior written consent of Parent. Notwithstanding anything to the contrary in this Section 5.13, in the event of any conflict with any other covenant or agreement contained in Section 5.03 that expressly addresses the subject matter of this Section 5.13, Section 5.03 shall govern and control.

Section 5.14 Stock Exchange De-listing. The parties hereto shall cooperate with each other to cause the Company Common Stock to be de-listed from Nasdaq and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.

Section 5.15 Preparation of the Proxy Statement; Stockholders’ Meeting.

(a) Promptly following the execution of this Agreement, the Company shall (and shall use commercially reasonable efforts to do no later than twenty Business Days following the date hereof) prepare the Proxy Statement in preliminary form and file it with the SEC. Subject to Section 5.02, the Board of Directors of the Company shall make the Company Board Recommendation to the Company’s stockholders and shall include such recommendation in the Proxy Statement. Parent shall provide to the Company all information concerning Parent and Merger Sub and their respective Affiliates as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC. Each of the Company, Parent and Merger Sub shall correct any information provided by it for use in the Proxy Statement as promptly as reasonably practicable if and to the extent such information shall have become false or misleading in any material respect. The Company shall notify Parent promptly on the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement and shall supply Parent with copies of all written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve such comments with the SEC. Prior to the filing of the Proxy Statement (or any amendment or supplement thereto) or responding to any comments from the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and to propose comments on such document or response, which the Company shall consider in good faith.

(b) Notwithstanding any Adverse Recommendation Change but subject to Section 5.15(a) and applicable Law and to the extent not prohibited by any Judgment, the Company shall take all necessary actions in accordance with applicable Law, the Company Charter Documents and the rules of Nasdaq to establish a record date (and, unless otherwise required by applicable Law, the Company will not change the record date without the prior written consent of Parent, not to be unreasonably withheld, conditioned or delayed) for, duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment, recess or postponement thereof, the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval, and shall commence mailing the definitive Proxy Statement to the Company’s stockholders as promptly as reasonably practicable after the Proxy Statement Clearance Date. Subject to Section 5.02, the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company may, in its sole discretion, adjourn, recess, or postpone the Company Stockholders’ Meeting (i) to allow reasonable additional time for the filing or mailing of any supplement or amendment to the Proxy Statement that the Company has determined is reasonably likely to be required under applicable Law and for such supplement or amendment to be disseminated and reviewed by the stockholders of the Company in advance of the Company Stockholders’ Meeting, (ii) to the extent required by a court of competent jurisdiction in connection with any Actions in connection with this Agreement or the Transactions, (iii) if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company

Stockholders’ Meeting (it being understood that the Company may not postpone or adjourn the Company Stockholder Meeting more than three times, and each such time, no more than by ten Business Days on any single occasion, pursuant to this clause (iii) without Parent’s prior written consent) or (iv) to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval (it being understood that the Company may not postpone or adjourn the Company Stockholder Meeting by more than three times, and each such time, no more than by ten Business Days on any single occasion, pursuant to this clause (iv) without Parent’s prior written consent). Unless this Agreement is validly terminated in accordance with Section 7.01, the Company will submit this Agreement and the Merger to its stockholders at the Company Stockholders’ Meeting even if the Board of Directors of the Company (or a committee thereof) has effected an Adverse Recommendation Change.

ARTICLE VI

Conditions to the Merger

Section 6.01 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or written waiver by Parent and the Company, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) No Restraints. No Antitrust Law or Judgment enacted, promulgated, issued, entered or amended after the date of this Agreement by any Governmental Authority of competent jurisdiction (collectively, “Restraints”) shall be in effect enjoining or otherwise prohibiting consummation of the Merger;

(b) Governmental Consents. The waiting period (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or early termination thereof shall have been granted and any waiting period or consent, clearance or approval applicable to the consummation of the Merger under the other Antitrust Laws of the jurisdictions set forth in Section 6.01(b) of the Company Disclosure Letter (such Antitrust Laws, the “Other Required Antitrust Laws”) shall have expired, been terminated, obtained or deemed to have been granted or jurisdiction shall have been denied, as applicable, and any commitments by the parties hereto not to close before a certain date under a timing agreement entered into with the DOJ or the FTC in compliance with this Agreement shall have expired or been terminated; provided that, for the avoidance of doubt, the receipt of an HSR Reservation Notice by any party hereto, in and of itself, shall not result in a failure of the condition set forth in this Section 6.01(b) to be satisfied; and

(c) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

Section 6.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction (or written waiver by Parent, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 3.02(a) and the first two sentences of Section 3.02(d) shall be true and correct in all respects as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case as of such specified date) except where the failure to be so true and correct in all respects would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates, individually or in the aggregate, that is more than $30,000,000, (ii) set forth in Section 3.01(a), Section 3.02(d) (other than the first two sentences thereof), Section 3.02(e), Section 3.03, clause (a)(i) of Section 3.04, Section 3.16 and Section 3.22 (A) that are not qualified by words “materially” or “material” or any qualifications based on such terms or based on the term “Material Adverse Effect” shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case as of such specified date) and (B) that are qualified by the words “materially” or “material” or any qualifications based on such terms or based on the term “Material Adverse Effect” shall be true and correct in all respects as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case as of such specified date), (iii) set forth in Section 3.08(b) shall be true and correct in all respects as of the Closing Date with the same effect as though made as of the Closing Date, (iv) set forth in Article III, other than those Sections specifically identified in clause (i), (ii) or (iii) of this paragraph, that are qualified by a “Material Adverse Effect” qualification shall be true and correct as so qualified as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case as of such specified date) and (v) set forth in Article III, other than those Sections specifically identified in clause (i), (ii), (iii) or (iv) of this paragraph, shall be true and correct as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case as of such specified date), except, in the case of this clause (v), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b) Compliance with Covenants. The Company shall have complied with or performed in all material respects its obligations required to be complied with or performed by it at or prior to the Effective Time under this Agreement;

(c) Material Adverse Effect. No Material Adverse Effect will have occurred after the date hereof that is continuing; and

(d) Officer’s Certificate. Parent and Merger Sub will have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(c) have been satisfied.

Section 6.03 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction (or written waiver by the Company, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub (i) set forth in Section 4.01, Section 4.02 and Section 4.09 (A) that are not qualified by words “materially” or “material” or any qualifications based on such terms shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case as of such specified date) and (B) that are qualified by the words “materially” or “material” or any qualifications based on such terms shall be true and correct in all respects as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case as of such specified date) and (ii) set forth in Article IV, other than those Sections specifically identified in clause (i) of this paragraph, shall be true and correct as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case as of such specified date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions by Parent or Merger Sub;

(b) Compliance with Covenants. Parent and Merger Sub shall have complied with or performed in all material respects their obligations required to be complied with or performed by them at or prior to the Effective Time under this Agreement; and

(c) Officer’s Certificate. The Company will have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

ARTICLE VII

Termination

Section 7.01 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time (except as otherwise expressly noted), whether before or after receipt of the Company Stockholder Approval:

(a) by the mutual written consent of the Company and Parent;

(b) by either of the Company or Parent:

(i) if the Effective Time shall not have occurred on or prior to September 11, 2023 (as such date may be extended pursuant to the immediately succeeding proviso, the “Outside Date”); provided that if on the Outside Date any of the conditions set forth in Section 6.01(b) or Section 6.01(a) (to the extent such Restraint arises under Antitrust Laws) shall not have been satisfied but all other conditions set forth in Article VI shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the Outside Date shall be automatically extended to December 11, 2023 and such date shall become the Outside Date for purposes of this Agreement; provided further that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to a party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of or resulted in the failure of the Effective Time to occur on or before the Outside Date (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso);

(ii) if any Judgment having the effect set forth in Section 6.01(a) shall be in effect and shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 7.01(b)(ii) shall not be available to a party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of or resulted in the issuance or entry of such Judgment, including if such party failed to use the required efforts to prevent the issuance or entry of and to remove such Judgment in accordance with its obligations set forth in Section 5.03 of this Agreement (it being understood that Parent and Merger Sub shall be deemed a single party for the foregoing provision); or

(iii) if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained;

(c) by Parent:

(i) if the Company shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement or any of its representations or warranties in this Agreement shall have become inaccurate, which breach or failure to perform or inaccuracy (A) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (B) is incapable of being cured prior to the Outside Date or, if curable by such date, is not cured within the earlier of (1) 45 calendar days after written notice of such breach, failure to perform or inaccuracy, stating Parent’s intention to terminate this Agreement pursuant to this Section 7.01(c)(i) and the basis for such termination, is given by Parent to the Company and (2) the Outside Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii) if the Board of Directors of the Company or a committee thereof shall have made an Adverse Recommendation Change; or

(d) by the Company:

(i) if either Parent or Merger Sub shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement or any of their representations or warranties in this Agreement shall have become inaccurate, which breach or failure to perform or inaccuracy (A) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (B) is incapable of being cured prior to the Outside Date or, if curable by such date, is not cured within the earlier of (1) 45 calendar days after written notice of such breach, failure to perform or inaccuracy, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.01(d)(i) and the basis for such termination, is given by the Company to Parent and (2) the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(ii) prior to receipt of the Company Stockholder Approval, in connection with entering into a Company Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.02(e)(ii), if the Company has complied in all material respects with the terms of Section 5.02(d) and Section 5.02(e) with respect to such Superior Proposal; provided that prior to or concurrently with such termination the Company pays or causes to be paid the Company Termination Fee due under Section 7.03(a) (to the wire instructions for such payment provided by Parent prior to the payment thereof); or

(iii) if (A) the conditions set forth in Section 6.01 and Section 6.02 were satisfied or waived on the date the Closing was required to have occurred pursuant to Section 1.02 (other than those conditions that by their nature are to be satisfied at the Closing but provided that such conditions were capable of being satisfied if the Closing were to occur on such date), (B) Parent has failed to consummate the Closing on the date on which Parent is required to consummate the Closing pursuant to Section 1.02, (C) the Company has, at least three Business Days prior to seeking to terminate this Agreement pursuant to this Section 7.01(d)(iii), irrevocably confirmed in a written notice delivered to Parent that the Company is ready, willing and able to consummate the Closing and (D) Parent and Merger Sub have not consummated the Closing by the earlier of (1) the Outside Date and (ii) the end of the third Business Day following delivery of such written confirmation.

Section 7.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the last sentence of Section 5.05, Section 5.08(c), this Section 7.02, Section 7.03 and Article VIII (other than Section 8.08(b)), all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except (subject to the limitations set forth in Section 7.03(a)(iv), Section 7.03(b)(iii), Section 7.03(d) and Section 7.03(e)) no such termination shall relieve any party from liability for damages to another party resulting from a knowing and intentional breach of this Agreement or from Fraud. No termination of this Agreement shall affect the rights or obligations of any party pursuant to the Confidentiality Agreement or the Guarantee, which rights, obligations and agreements shall survive the termination of this Agreement in accordance with their respective terms.

Section 7.03 Termination Fees.

(a) Company Termination Fee.

(i) In the event that this Agreement is terminated (A) by Parent pursuant to Section 7.01(c)(ii) or (B) by the Company pursuant to Section 7.01(d)(ii), then the Company shall pay, or cause to be paid, the Company Termination Fee to Parent or its designee by wire transfer of same-day funds (to the wire instructions for such payment provided by Parent prior to the payment thereof) in the case of clause (A), within two Business Days after such termination or in the case of clause (B), simultaneously with such termination.

(ii) In the event that (A) this Agreement is terminated by the Company or Parent pursuant to Section 7.01(b)(iii) and (B) (1) a bona fide Takeover Proposal shall have been publicly made, proposed or communicated by a third party after the date of this Agreement and not withdrawn prior to the Company Stockholder Meeting and (2) within twelve months after the date this Agreement is terminated, the Company consummates, or enters into a definitive agreement providing for and later consummates, a Takeover Proposal, the Company shall pay, or cause to be paid, the Company Termination Fee to Parent or its designee by wire transfer of same-day funds (to the wire instructions for such payment provided by Parent prior to the payment thereof) within two Business Days after the consummation of such Takeover Proposal. For purposes of this Section 7.03(a)(ii), the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”.

(iii) In no event shall the Company be required to pay or cause to be paid the Company Termination Fee on more than one occasion.

(iv) In the event the Company Termination Fee is paid to Parent in circumstances under which such fee is payable pursuant to this Section 7.03(a), payment of the Company Termination Fee (plus, if applicable, any additional amounts payable pursuant to the last two sentences of Section 7.03(c)) shall be the sole and exclusive monetary remedy of Parent, Merger Sub, the Equity Investor and their respective Subsidiaries and any of their respective former, current or future directors, officers, employees, agents, attorneys, equityholders, controlling persons, financing sources, Affiliates (other than Parent, Merger Sub or the Equity Investor), partners, managers, members, stockholders and assignees of each of Parent, Merger Sub and the Equity Investor (collectively, the “Parent Related Parties”) against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and on payment of such amount none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

(b) Parent Termination Fee.

(i) In the event that this Agreement is terminated (A) by the Company pursuant to Section 7.01(d)(i) or Section 7.01(d)(iii) or (B) by the Company or Parent pursuant to Section 7.01(b)(i) and, in each case, at the time of such termination, the Company could have terminated this Agreement pursuant to Section 7.01(d)(i) or Section 7.01(d)(iii), then Parent shall pay, or cause to be paid, the Parent Termination Fee to the Company or its designee by wire transfer of same-day funds (to the wire instructions for such payment provided by the Company prior to the payment thereof) (1) in the case of any such termination by Parent, concurrently with and as a condition to the termination by Parent and (2) in the case of any such termination by the Company, within two Business Days after such termination.

(ii) In no event shall Parent be required to pay or cause to be paid the Parent Termination Fee on more than one occasion.

(iii) In the event the Parent Termination Fee is paid to the Company in circumstances under which such fee is payable pursuant to this Section 7.03(b), payment of the Parent Termination Fee (plus, if applicable, any additional amounts payable pursuant to the last two sentences of Section 7.03(c)) shall be the sole and exclusive monetary remedy of the Company Related Parties against the Parent Related Parties for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and on payment of such amount none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

(c) Each of Parent and the Company acknowledges that (i) the agreements contained in this Section 7.03 are an integral part of the Transactions, (ii) the damages resulting from the termination of this Agreement under circumstances where the Company Termination Fee or the Parent Termination Fee is payable are uncertain and incapable of accurate calculation and (iii) without these agreements, neither Parent nor the Company would enter into this Agreement. Accordingly, the Company Termination Fee or the Parent Termination Fee, as applicable, if, as and when required to be paid pursuant to this Section 7.03 shall not constitute a penalty but rather liquidated damages in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger. Further, if the Company or Parent fails to promptly pay the Company Termination Fee or the Parent Termination Fee, as applicable, when due pursuant to this Section 7.03, such fee shall accrue interest for the period commencing on the date such fee becomes past due, at the prime rate as published in The Wall Street Journal, Eastern Edition, in effect on the date such fee becomes past due. In addition, if (i) the Company shall fail to pay the Company Termination Fee when due, the Company shall also pay to Parent all of Parent’s costs and expenses (including reasonable fees and expenses of legal counsel) in connection with efforts to collect the Company Termination Fee and (ii) if Parent shall fail to pay the Parent Termination Fee when due, Parent shall also pay to the Company all of the Company’s costs and expenses (including reasonable fees and expenses of legal counsel) in connection with efforts to collect the Parent Termination Fee.

(d) In connection with any loss suffered by any Parent Related Party as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, other than in the circumstances in which Parent is entitled to receive the Company Termination Fee in accordance with Section 7.03(a) (in which case Section 7.03(a)(iv) shall apply), Parent agrees, on behalf of itself and the Parent Related Parties, that the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company and the Company Related Parties, if any, shall be limited to an amount not to exceed the Company Termination Fee, and in no event shall Parent or any Parent Related Party seek or be entitled to recover from the Company or any Company Related Parties, and Parent on behalf of itself and the Parent Related Parties hereby irrevocably waives and relinquishes any right to seek or recover, any monetary damages in excess of such amount.

(e) In no event will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Parent Termination Fee (plus, if applicable, any additional amounts payable pursuant to the last two sentences of Section 7.03(c)) against the Parent Related Parties, and, in no event will the Company be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Termination Fee (plus, if applicable, any additional amounts payable pursuant to the last two sentences of Section 7.03(c)) against the Parent Related Parties for, or with respect to, this Agreement, the Equity Commitment Letter, the Debt Commitment Letter, the Guarantee or the Transactions (including, any breach by the Equity Investor, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure; provided that, without limiting the provisions of Section 8.14 hereof, the foregoing shall not preclude any liability of the Debt Financing Sources to Parent or Merger Sub under the definitive agreements relating to the Debt Financing, nor limit Parent or Merger Sub from seeking to recover any such damages or obtain equitable relief from or with respect to any Debt Financing Source pursuant to the definitive agreements relating to the Debt Financing. Other than the Equity Investor’s obligations under the Guarantee and the Equity Commitment Letter and the obligations under the Confidentiality Agreement of the parties thereto and other than the obligations of Parent and Merger Sub to the extent expressly provided in this Agreement, in no event will any Parent Related Parties or any other Person other than the Equity Investor, Parent and Merger Sub have any liability for monetary damages to the Company or any Company Related Party relating to or arising out of this Agreement or the Merger.

ARTICLE VIII

Miscellaneous

Section 8.01 No Survival of Representations and Warranties. None of the representations or warranties in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms applies in whole or in part after the Effective Time.

Section 8.02 Amendment or Supplement. Subject to compliance with applicable Law, at any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto; provided that following receipt of the Company Stockholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

Section 8.03 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, Parent and the Company may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing). Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.04 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto, except that (a) Parent may assign all of its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent and (b) from and after the Effective Time, Parent and Merger Sub may assign all of their rights, interests and obligations under this Agreement (i) in connection with a merger or consolidation involving Parent or the Surviving Corporation or other disposition of all or substantially all of the assets of Parent or the Surviving Corporation, (ii) to any of their respective Affiliates or (iii) to any Debt Financing Source pursuant to the terms of the Debt Financing; provided that no such assignment pursuant to clauses (a) or (b) above shall relieve Parent or Merger Sub of its obligations under this Agreement. Subject to the immediately preceding two sentences, this Agreement shall be binding on, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.04 shall be null and void.

Section 8.05 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Signatures to this Agreement transmitted by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.06 Entire Agreement; No Third Party Beneficiaries. This Agreement, including the Company Disclosure Letter, together with the Equity Commitment Letter, the Guarantee, the Debt Commitment Letter and the Confidentiality Agreement, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. This Agreement is not intended to and does not confer on any Person other than the parties hereto any rights or remedies hereunder, except for: (i) if the Effective Time occurs, the right of the Company’s stockholders to receive the Merger Consideration; (ii) if the Effective Time occurs, the right of the holders of Company Equity Awards to receive such amounts as provided for in Section 2.03; (iii) if the Effective Time occurs, the rights of the Indemnitees set forth in Section 5.06 of this Agreement; (iv) the rights of the Company Cooperation Parties set forth in Section 5.08(c); (v) the rights of the Company Related Parties set forth in Section 7.03(a)(iv) and Section 7.03(d) and the rights of the Parent Related Parties set forth in Section 7.03(b)(iii) and Section 7.03(e); and (vi) the rights of the Debt Financing Parties set forth in Section 8.14, which are intended for the benefit of and shall be enforceable by the Persons referred to in clauses (i) through (vi) above.

Section 8.07 Governing Law; Jurisdiction.

(a) This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the Merger, shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.

(b) All Actions arising out of or relating to this Agreement, all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the Merger, or the Transactions, whether in Law or in equity, whether in Contract or tort or otherwise, shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware) (such courts, the “Delaware Courts”). The parties hereto hereby irrevocably (i) submit to the exclusive jurisdiction and venue of the Delaware Courts in any such Action, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action brought in the Delaware Courts, (iii) agree to not contest the jurisdiction of the Delaware Courts in any such Action, by motion or otherwise and (iv) agree to not bring any Action arising out of or relating to this Agreement or the Transactions in any court other than the Delaware Courts, except for Actions brought to enforce the judgment of any such court. The consents to jurisdiction and venue set forth in this Section 8.07(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process on such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by Federal Express, UPS, DHL or similar courier service to the address set forth in Section 8.10 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 8.08 Specific Enforcement.

(a) The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement and the Transactions. Each party hereto acknowledges and agrees that (i) the parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.07(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (ii) the right of specific enforcement is an integral part of the Transactions and without that right neither the Company, Parent nor Merger Sub would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.08 shall not be required to provide any bond or other security in connection with any such order or injunction.

(b) Notwithstanding the foregoing, it is explicitly agreed that the right of the Company to seek an injunction, specific performance or other equitable relief in connection with enforcing Parent’s obligation to cause the Equity Financing to be funded under the Equity Commitment Letter and Parent’s and Merger Sub’s obligations to consummate the Merger (but not the right of the Company to seek such injunction, specific performance or other equitable relief for any other reason) shall be subject to the requirements that (i) all of the conditions in Section 6.01 and Section 6.02 have been, and continue to be, satisfied or waived at the time the Closing was required to have occurred pursuant to Section 1.02 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing), (ii) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, (iii) the Company has irrevocably confirmed that if the Equity Financing and Debt Financing are funded, then it would take such actions as are required of it by this Agreement to cause the Closing to occur and (iv) Parent and Merger Sub shall have failed to consummate the Merger by the time the Closing was required to have occurred pursuant to Section 1.02. In no event shall the Company be entitled to enforce specifically Parent’s obligation to cause the Equity Financing to be funded (or exercise its third party beneficiary rights under the Equity Commitment Letter) if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing). For the avoidance of doubt, in no event shall the Company be entitled to a remedy of specific performance or other equitable remedies against any Debt Financing Source.

(c) The parties hereto further agree that (i) by seeking the remedies provided for in this Section 8.08, the Company shall not in any respect waive its right to seek any other form of relief that may be available to it under this Agreement and (ii) nothing set forth in this Section 8.08 shall require the Company to institute any Action (or limit the Company’s right to institute any Action) for an injunction, specific performance or other equitable relief under this Section

8.08 prior or as a condition to exercising any termination right under Article VII (and receiving the Parent Termination Fee or pursuing monetary damages after such termination), nor shall the commencement of any Action pursuant to this Section 8.08 or anything set forth in this Section 8.08 restrict or limit the Company’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter; provided that in no event shall the Company be entitled to receive both a grant of specific performance that results in the Closing to occur, on the one hand, and the Parent Termination Fee, on the other hand.

Section 8.09 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY ACTION OR CONTROVERSY THAT MAY, DIRECTLY OR INDIRECTLY, RELATE TO OR ARISE UNDER THIS AGREEMENT, INCLUDING ANY ACTION RELATING TO THE DEBT FINANCING OR THE PERFORMANCE THEREOF OR INVOLVING ANY DEBT FINANCING SOURCE OR ANY RELATED CLAIM, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.09.

Section 8.10 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (but only if confirmation of receipt of such email is requested and received; provided that the recipient shall use reasonable best efforts to confirm receipt promptly on request) or sent by Federal Express, UPS, DHL or similar courier service (providing proof of delivery) to the applicable party at the following street or email address(es):

If to Parent or Merger Sub, to it at:

c/o Thoma Bravo, L.P.

600 Montgomery Street, 20th Floor

San Francisco, CA 91444

Attention:         Holden Spaht

                          Brian Jaffee

                          Jamie Hutter

Email:

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 N LaSalle Street

Chicago, Illinois 60654

Attention:     Theodore A. Peto, P.C.

         Cole Parker, P.C.

         Peter Stach

Email:           tpeto@kirkland.com

         cole.parker@kirkland.com

         peter.stach@kirkland.com

If to the Company, to it at:

Coupa Software Incorporated

1855 South Grant Street

San Mateo, CA 94401

Attention:     Legal Department

Email:

with copies (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue, 31st Floor

New York, NY 10022

Attention:     Damien R. Zoubek, Esq.

         Jenny Hochenberg, Esq.

         Oliver J. Board, Esq.

Email:           damien.zoubek@freshfields.com

         jenny.hochenberg@freshfields.com

         oliver.board@freshfields.com

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.11 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 8.12 Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided that in no event shall the Company or any of its Subsidiaries be deemed to be an “Affiliate” of Parent or any of its Subsidiaries nor shall Parent or any of its Subsidiaries be deemed to be an “Affiliate” of the Company or any of its Subsidiaries.

“Antitrust Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Bribery Legislation” means all applicable Laws relating to the prevention of bribery, corruption and money laundering, including the U.S. Foreign Corrupt Practices Act of 1977, the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation, the U.K. Bribery Act 2010 and the U.K. Proceeds of Crime Act 2002.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC, banks in San Mateo, CA, San Francisco, CA or the Secretary of State are authorized or required by Law to be closed.

“Capped Call Documentation” means (i) the letter agreements Re: Base Call Option Transaction, each dated as of January 11, 2018, between the Company and each of Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC, Royal Bank of Canada and/or their respective affiliates, (ii) the letter agreements Re: Additional Call Option Transaction, each dated as of January 16, 2018, between the Company and each of Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC, Royal Bank of Canada and/or their respective affiliates, (iii) the letter agreements Re: Base Call Option Transaction, each dated as of June 9, 2019, between the Company and each of Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC, Barclays Bank PLC and/or their respective affiliates, (iv) the letter agreements Re: Additional Call Option Transaction, each dated as of June 9, 2019, between the Company and each of Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC, Barclays Bank PLC and/or their respective affiliates, (v) the letter agreements Re: Base Call Option Transaction, each dated as of June 10, 2020, between the Company and each of Goldman Sachs & Co. LLC, Bank of America, N.A., Barclays Bank PLC, Bank of Montreal and Deutsche Bank AG, London Branch or their respective affiliates and (vi) the letter agreements Re: Additional Call Option Transaction, each dated as of June 12, 2020, between the Company and each of Goldman Sachs & Co. LLC, Bank of America, N.A., Barclays Bank PLC, Bank of Montreal and Deutsche Bank AG, London Branch and/or their respective affiliates, in each case, as amended, restated, supplemented, or otherwise modified on or prior to the date hereof.

“Capped Call Transactions” means the transactions documented under the Capped Call Documentation.

“CFIUS” shall mean the Committee on Foreign Investment in the United States.

“CFIUS Approval” shall mean, following the filing of a joint voluntary notice of the transactions contemplated by Parent’s equity financing (the “CFIUS Notice”) with CFIUS, (a) the receipt by Parent and the Company of written notification (including by e-mail) from CFIUS that (i) CFIUS has determined that none of the transactions contemplated by Parent’s equity financing is a “covered transaction” under the DPA; or (ii) CFIUS has completed a review or investigation of the CFIUS Notice and has concluded all action under the DPA; or (b) if CFIUS has sent a report to the President of the United States (the “President”) requesting the President’s decision and (i) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by Parent’s equity financing or (ii) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after 15 days from the date the President received such report from CFIUS.

“CFIUS Notice” shall have the meaning set forth in the definition of CFIUS Approval.

“Commitment Letters” means, collectively, the Debt Commitment Letter and the Equity Commitment Letter.

“Commonly Controlled Entity” means any person or entity that, together with the Company or any of its Subsidiaries, is at any relevant time treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Company 2023 Notes” means the Company’s 0.375% convertible senior notes due 2023 issued under the Indenture, dated as of January 17, 2018, between the Company and the Trustee.

“Company 2025 Notes” means the Company’s 0.125% convertible senior notes due 2025 issued under the Indenture, dated as of June 11, 2019, between the Company and the Trustee.

“Company 2026 Notes” means the Company’s 0.375% convertible senior notes due 2026 issued under the Indenture, dated June 15, 2020, between the Company and the Trustee.

“Company Charter Documents” means the Company’s certificate of incorporation and bylaws, each as amended to the date of this Agreement.

“Company Convertible Notes” means, collectively, the Company 2023 Notes, the Company 2025 Notes and the Company 2026 Notes.

“Company Equity Plans” means the Company’s 2006 Stock Plan and the Company’s 2016 Equity Incentive Plan.

“Company ESPP” means the Company’s 2016 Employee Stock Purchase Plan.

“Company IP” means (i) all Registered Company Intellectual Property and (ii) all other Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.

“Company IT Systems” means all computers, software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and other information technology infrastructure and equipment owned, leased, licensed, or controlled by the Company or any of its Subsidiaries and that are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.

“Company Lease” means any lease, sublease, sub-sublease, license and other agreement under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.

“Company Options” means any options to purchase shares of Company Common Stock, whether granted pursuant to the Company Equity Plan or otherwise.

“Company Plan” means each plan, program, policy, agreement or other arrangement, including those covering current or former employees, directors, consultants or other individual service providers, that is (i) an employee welfare plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), (ii) an employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA) other than any plan that is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA (whether or not subject to ERISA)), (iii) a stock option, stock purchase, stock appreciation right or other stock-based agreement, program, arrangement or plan, (iv) an individual employment, consulting, severance, retention, change in control or other similar agreement, (v) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, vacation, severance or termination pay, benefit or fringe benefit plan, program, policy, agreement or arrangement, or (vi) any other compensation or benefit plan, program, policy, agreement or arrangement, in each case that is sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries contributes or is obligated to contribute to or has or may have any liability or obligation, other than any plan, program, policy, agreement or arrangement that is sponsored and maintained by a Governmental Authority.

“Company RSUs” means awards of restricted stock units that vest solely based on the passage of time, whether granted pursuant to the Company Equity Plan or otherwise.

“Company Termination Fee” means an amount cash amount equal to $200,000,000.

“Contract” means any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract, subcontract or other legally binding agreement.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,”, social distancing, shut down, closure, sequester, safety or similar Laws, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, or industry group, in each case, in connection with or in response to COVID-19 (including the Families First Coronavirus Response Act, Pub. L. No. 116-127, Coronavirus Aid, Relief and Economic Security Act Pub. L. No. 116-136, Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster issued on August 8, 2020 by the President of the United States, and Consolidated Appropriations Act, 2021, Pub. L. 116-260, in each case, together with any administrative or other guidance published with respect thereto by any Governmental Authority).

“Customer Data” means all non-public data collected, stored or processed by or on behalf of the Company or any of its Subsidiaries pertaining to, the customers of the Company or any of its Subsidiaries.

“Data Requirements” means in each case to the extent applicable to the Company or its Subsidiaries and relating to data privacy, protection, or security, or any Personal Data or Customer Data: (i) all applicable data privacy and data security Laws (including any security breach notification requirements); (ii) the Company’s or any of its Subsidiaries’ own published privacy policies; (iii) industry standards applicable to the industries in which the Company or any of its Subsidiaries operates that are legally binding on the Company or its Subsidiaries (including, if applicable, PCI-DSS); and (iv) contractual obligations related to data privacy or data security into which the Company or any of its Subsidiaries have entered.

“DCSA” shall mean the Defense Counterintelligence and Security Agency, formerly known as the Defense Security Service.

“DCSA Arrangements” shall mean (a) receipt by Parent and the Company of written acknowledgement (including by email) from DCSA that it has accepted a foreign ownership, control, or influence mitigation plan (“FOCI Mitigation Plan”) with respect to any business of the Company that is subject to the NISPOM, or (b) if DCSA has not issued a written acknowledgement that it has accepted a FOCI Mitigation Plan, DCSA has not taken any action to reject a proposed FOCI Mitigation Plan.

“Debt Commitment Letter” means the executed debt commitment letter, dated as of December 11, 2022, addressed to Merger Sub from each Lead Arranger (as defined therein), together with all exhibits, annexes and schedules thereto, together with the fee letter referred to therein (with pricing terms, “market flex” provisions and any other economic terms that are customarily redacted in connection with Transactions of this type, in each case, not relating to or impacting conditionality, enforceability, gross amount or availability of the Debt Financing on the Closing Date, being redacted).

“Debt Financing Parties” means the Debt Financing Sources, together with their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, partners, controlling persons, advisors, attorneys, agents and representatives and their respective successors and assigns, in their capacities as such; provided that neither Parent nor any of its Affiliates shall be a Debt Financing Party.

“Debt Financing Sources” means, in their respective capacities as such, the lenders, agents and arrangers of any Debt Financing or replacement debt financings in connection with the Transactions contemplated hereby, including the parties to any commitment letters, joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto and their successors and permitted assigns.

“DPA” means the Defense Production Act of 1950.

“Encumbrance” means any mortgage, deed of trust, lease, license, covenant, restriction, hypothecation, option to purchase or lease, right of first refusal or offer, conditional sale or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right-of-way or other title defect.

“Equity Commitment Letter” means the executed equity commitment letter, dated as of the date hereof, from the Equity Investor.

“Equity Investor Affiliate” means any Person, trust, affiliated investment fund or other pooled investment or co-investment vehicle that is controlled or otherwise managed by or in conjunction with, or is under common control with, the Equity Investor or any of its Affiliates, excluding any portfolio company or similar asset of the Equity Investor or any of its Affiliates.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Excluded Information” means any (i) pro forma financial statements or adjustments or projections (including information regarding any post-Closing pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments), (ii) description of all or any portion of the Debt Financing, including any “description of notes”, “plan of distribution” and information customarily provided by investment banks or their counsel or advisors in the preparation of an offering memorandum for private placements of non-convertible bonds pursuant to Rule 144A, (iii) risk factors relating to, or any description of, all or any component of the financing contemplated thereby, (iv) historical financial statements or other information required by Rule 3-033-03(e), Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X; any compensation discussion and analysis or other information required by Item 10, Item 402 and Item 601 of Regulation S-K; or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (v) consolidating financial statements, separate Subsidiary financial statements, related party disclosures, or any segment information, in each case which are prepared on a basis not consistent with the Company’s reporting practices for the periods presented by the Required Information, (vi) other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A in a “Rule 144A-for-life” offering, (vii) financial statements or other financial data (including selected financial data) for any period earlier than the fiscal year ended January 31, 2020, (viii) financial information that the Company or its Affiliates does not maintain in the ordinary course of business or (ix) information not reasonably available to the Company or its Affiliates under their respective current reporting systems, in the case of clauses (viii) and (ix), unless any such information would be required in order for the Required Information provided to Parent by the Company to not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in such Required Information, in the light of the circumstances under which they were made, not misleading.

“Financing” means, collectively, the Debt Financing and the Equity Financing.

“FOCI Mitigation Plan” shall have the meaning in the definition of DCSA Arrangements.

“Fraud” means an intentional act of common law fraud in the making of the representations and warranties set forth in Article III (in the case of the Company) or the representations and warranties set forth in Article IV (in the case of Parent and Merger Sub), in each case with the specific intent to deceive and mislead the other party with respect to such representations and warranties.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Government Contract” means any contract with a Governmental Authority or pursuant to which the Company is supplying or proposing to supply goods or services (at any tier) in connection with a contract between another person and a Governmental Authority, including but not limited to any prime contract, subcontract, supply agreement, letter contract, notice to proceed, purchase order, task order, delivery order, together with any teaming agreement, distribution agreement, letter of supply, letter of intent or similar agreements concerning goods or services to be purchased, funded or reimbursed by a Governmental Authority. A purchase, task or delivery order issued under a Government Contract shall be considered a part of the Government Contract to which it relates.

“Governmental Authority” means any government, court, regulatory or administrative agency, arbitral body, arbitrator or mediator (whether public or private), commission or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“HSR Reservation Notice” means a communication or notification from a Governmental Authority in the United States that an investigation of the Transactions with respect to Antitrust Laws may be conducted or continue following the expiration of the waiting period under the HSR Act or the consummation of the Transactions.

“Indebtedness” means any of the following monetary liabilities or obligations: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith); (ii) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities; or (iii) liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case solely to the extent drawn).

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including such rights in and to: (i) any patent (including all reissues, divisions, continuations, continuations-in-part and extensions thereof), patent application or invention; (ii) any trademark, trademark registration, trademark application, service mark, service mark registration or application, trade name, business name or brand name, together with all goodwill associated with each of the foregoing; (iii) any copyright, work of authorship, copyright registration or application, design, or design registration or application or database rights; (iv) any internet domain name or social media account or handle; (v) any trade secret, confidential know-how, or other confidential and proprietary information; and (vi) software (including object code and source code), data, databases, and collections of data.

“IRS” means the Internal Revenue Service.

“Knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed on Section 8.12 of the Company Disclosure Letter after having made reasonable inquiry of those employees of the Company and its Subsidiaries primarily responsible for such matters, and (ii) with respect to Parent or Merger Sub, the actual knowledge of any of the officers or directors of Parent or Merger Sub after having made reasonable inquiry of those employees of Parent and its Subsidiaries primarily responsible for such matters.

“Lien” means any pledge, lien, charge, Encumbrance or security interest of any kind or nature.

“Material Adverse Effect” means any effect, change, event, facts, circumstances or occurrence that has a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided that, none of the following, and no effect, change, event or occurrence arising out of or resulting from any of the following, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred, is continuing or would reasonably be expected to occur: any effect, change, event or occurrence (i) generally affecting (A) the industry in which the Company and its Subsidiaries operate or (B) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, the price or relative value of any digital asset or cryptocurrency or the markets for any such digital asset or cryptocurrency, monetary policy or inflation or (ii) to the extent arising out of, resulting from or attributable to (A) changes or prospective changes in Law or in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory, political or social conditions, in each case, after the date hereof (B) the negotiation, execution, announcement or performance of this Agreement or the consummation or pendency of the Transactions, including the impact thereof on relationships or potential relationships, contractual or otherwise, with existing or future customers, vendors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions (other than in the context of any representations and warranties which specifically address the consequences of entering into this Agreement or consummating the Transactions), (C) acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism, (D) tsunamis, earthquakes, floods, hurricanes, tornados or other natural disasters, weather-related events, force majeure events or other comparable events, (E) epidemics, pandemics (including the COVID-19 pandemic) or other disease outbreaks or Laws or directives (including any COVID-19 Measures) issued by a Governmental Authority in response to any epidemic, pandemic (including COVID-19) or other disease outbreak, (F) any action taken by the Company or any of its Subsidiaries that is expressly required or expressly contemplated by this Agreement or at Parent’s written request or with Parent’s consent, (G) relating to the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective Affiliates, (H) any change or prospective change in the Company’s credit ratings, (I) any decline in the market price, or change in trading volume, of the capital stock of the Company or (J) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (H), (I) and (J) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (i) and clauses (ii)(A) through (J) hereof) is a Material Adverse Effect); provided further that any effect, change, event or occurrence referred to in clauses (i) or (ii) (A), (C), (D) or (E) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to similarly situated participants operating in the industries in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate effect may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).

“OSS” means any software licensed under a license commonly referred to as an open source, free software, copyleft, or community source code license (including any library or code licensed under the GNU General Public License, GNU Lesser General Public License, GNU Affero GPL (AGPL), Apache Software License, or any other public source code license arrangement).

“Parent Termination Fee” means an amount in cash equal to $435,000,000.

“Permitted Encumbrances” means (i) easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not reasonably be expected to materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, (ii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such real property and (iii) Permitted Liens.

“Permitted Liens” means (i) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business, (iii) Liens securing payment, or any obligation, with respect to outstanding Indebtedness so long as there is no event of default under such Indebtedness, (iv) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (v) non-exclusive licenses granted by the Company or any of its Subsidiaries in the ordinary course of business, (vi) leases, subleases, licenses and sublicenses (other than capital leases and leases underlying sale and leaseback transactions), (vii) purchase money Liens and Liens securing rental payments under capital lease arrangements, (viii) Liens discharged at or prior to the Effective Time and (ix) other than with respect to Intellectual Property, such other Liens, Encumbrances or imperfections that do not materially detract from the value of or materially impair the existing use of the asset or property affected by such Lien, Encumbrance or imperfection.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Personal Data” means all data or other information relating to one or more individuals that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Company or any of its Subsidiaries, is capable of identifying an individual).

“President” shall have the meaning set forth in the definition of CFIUS Approval.

“Process” (or “Processing” or “Processed”) means the access, collection, use, processing, storage, sharing, sale, distribution, transfer, disclosure, sorting, treatment, manipulation, performance of operations on, enhancement, aggregation, destruction, security or disposal of any data or information.

“Processor” means any Person that directly or indirectly provides credit, debit, funds transfer or other electronic payment services to or on behalf of the Company or its Subsidiaries as part of the Company’s or a Subsidiary’s products.

“Proxy Statement Clearance Date” means the earliest of (i) the first Business Day immediately following the date on which the Company is informed by the SEC, orally or in writing, that the Proxy Statement will not be reviewed by the SEC, (ii) the first Business Day that is at least ten calendar days after the filing of the preliminary Proxy Statement if the SEC has not informed the Company that it intends to review the Proxy Statement and (iii) in the event that the Company receives comments from the SEC on the preliminary Proxy Statement, the first Business Day immediately following the date the SEC informs the Company, orally or in writing, that the SEC staff has no further comments on the preliminary Proxy Statement.

“Registered Company Intellectual Property” means all patents, patent applications, registered copyrights and applications therefor, registered domain names, and registered trademarks (including service marks) and applications therefor that are owned by the Company or any of its Subsidiaries and are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.

“Representatives” means, with respect to any Person, its officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, Affiliates and other representatives.

“Required Information” means (i) audited consolidated financial statements of the Company consisting of consolidated balance sheets as of the last date of each of the two fiscal years of the Company ended at least 90 calendar days prior to the Closing Date and consolidated statements of operations, comprehensive earnings, shareholders’ equity and cash flows for each of the two fiscal years of the Company ended at least 90 calendar days prior to the Closing Date and (ii) unaudited consolidated financial statements of the Company consisting of a consolidated balance sheet and consolidated statements of operations, comprehensive earnings and cash flows as of the last calendar day of and for the most recently completed fiscal quarter ended at least 45 calendar days before the Closing Date, and, in the case of the consolidated statement of cash flows, for the period from the beginning of the most recently completed fiscal year ended at least 90 calendar days before the Closing Date to the last calendar day of the most recently completed fiscal quarter ended at least 45 calendar days before the Closing Date other than with respect to any quarter-end that is also a fiscal year-end.

“Sanctioned Country” means any country or region or government thereof that is, or has been in the last five years, the subject or target of a comprehensive embargo under Trade Control Laws (including Cuba, Iran, North Korea, Syria, Venezuela, and the Crimea region, so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine).

“Sanctioned Person” means any Person with whom dealings are restricted or prohibited under any Sanctions Laws, including (i) any Person identified in any list of Sanctioned Persons maintained by (A) the U.S. Department of Treasury, Office of Foreign Assets Control, the U.S. Department of Commerce, Bureau of Industry and Security or the U.S. Department of State, (B) His Majesty’s Treasury of the United Kingdom, (C) any committee of the United Nations Security Council or (D) the European Union, (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country and (iii) any Person directly or indirectly 50% or more owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii).

“Sanctions Laws” means all applicable Laws concerning economic sanctions, including embargoes, export restrictions, the ability to make or receive international payments, the freezing or blocking of assets of targeted Persons, the ability to engage in transactions with specified Persons or countries or the ability to take an ownership interest in assets of specified Persons or located in a specified country, including any applicable Laws threatening to impose economic sanctions on any person for engaging in proscribed behavior.

“Security Incident” means any breach of security or other security incident of a Company IT System resulting in (i) any unauthorized access to or use of any trade secret or material confidential information owned or Processed by or on behalf of the Company or any of its Subsidiaries, or (ii) any unauthorized Processing of any such trade secret or confidential information.

“Significant Subsidiary” means each of the Company’s “significant subsidiaries” (as such term is defined in Section 1-02 of Regulation S-X under the Exchange Act).

“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Tax” means any federal, state, local or non-U.S. taxes, fees, levies, duties, tariffs, imposts, and other similar charges in the nature of a tax (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority, including (i) taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, escheat and unclaimed property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, (ii) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes, (iii) license, registration and documentation fees and (iv) customs duties, tariffs, and similar charges.

“Tax Return” means any return, filing, form, statement, report, claim for refund, declaration of estimated Taxes, information return or information statements, including any schedule or attachment thereto or any amendment thereof, in each case with respect to Taxes and filed or required to be filed with any Governmental Authority, including any consolidated, combined or unitary tax return.

“Transactions” means, collectively, the transactions contemplated by this Agreement, including the Merger and the Financing.

“Trustee” means Wilmington Trust, National Association.

“Unvested Company RSU” means a Company RSU that is unexpired and outstanding as of immediately prior to the Effective Time that is not a Vested Company RSU or a Deemed Vested Company RSU.

“Vested Company Option” means a Company Option that is unexpired, unexercised, outstanding, and vested as of immediately prior to the Effective Time or that vests solely as a result of the consummation of the Transactions contemplated hereby (and without any additional action by the Company, the Board of Directors of the Company or a committee thereof), including to the extent that any other conditions for vesting have been satisfied on, prior to or in connection with the Effective Time.

“Vested Company RSU” means any Company RSU that is unexpired, unsettled, outstanding, and vested as of immediately prior to the Effective Time or that vests solely as a result of the consummation of the Transactions contemplated hereby (and without any additional action by the Company, the Board of Directors of the Company or a committee thereof, including to the extent that any other conditions for vesting have been satisfied on, prior to or in connection with the Effective Time).

(b) The following terms are defined on the page of this Agreement set forth after such term below:

Term	Section
Acceptable Confidentiality Agreement	Section 5.02(i)(i)
Action	Section 3.09
Adverse Recommendation Change	Section 5.02(d)
Agreement	Preamble
Alternate Debt Financing	Section 5.07(c)
Announcement	Section 5.04
Appraisal Shares	Section 2.07(a)
Balance Sheet Date	Section 3.06(c)
Bankruptcy and Equity Exception	Section 3.03(a)
Book-Entry Share	Section 2.01(c)
Capitalization Date	Section 3.02(a)
Cash Replacement Company RSU Amounts	Section 2.03(d)
Cash Replacement Option Amounts	Section 2.03(b)
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.03
Claim	Section 5.06(b)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 2.02(g)
Company	Preamble
Company Acquisition Agreement	Section 5.02(d)
Company Board Recommendation	Section 3.03(b)
Company Common Stock	Section 2.01
Company Convertible Notes Indentures	Section 5.10(a)
Company Cooperation Parties	Section 5.08(b)
Company Disclosure Letter	Article III
Company Equity Awards	Section 2.03(e)
Company Preferred Stock	Section 3.02(a)
Company PSU	Section 2.03(e)
Company Related Parties	Section 7.03(a)(iv)
Company SEC Documents	Section 3.06(a)
Company Securities	Section 3.02(d)
Company Stockholder Approval	Section 3.03(c)

Company Stockholders’ Meeting	Section 5.15(b)
Confidentiality Agreement	Section 5.05
Continuing Employee	Section 5.12(a)
Debt Financing	Section 4.06(a)
Definitive Agreements	Section 5.07(a)
Delaware Courts	Section 8.07(b)
DGCL	Section 1.01
DOJ	Section 5.03(d)
Draft Notice	Section 5.03(f)(ii)
Effective Time	Section 1.03
Environmental Laws	Section 3.14
Environmental Permits	Section 3.14
Equity Financing	Section 4.06(b)
Equity Investor	Recitals
Exchange Act	Section 3.05
Excluded Benefits	Section 5.12(a)
Fair Value	Section 4.08(b)
Filed SEC Documents	Article III
Final Exercise Date	Section 2.05
Financing Amounts	Section 4.06(d)
Foreign Plan	Section 3.12(e)
FTC	Section 5.03(d)
Guarantee	Section 4.07
Indemnitee	Section 5.06(a)
Interested Parties	Section 5.03(f)
Intervening Event	Section 5.02(i)(iv)
Judgment	Section 3.09
Labor Agreement	Section 3.18(a)(ix)
Laws	Section 3.10(a)
Material Contract	Section 3.18(a)
Material Insurance Policies	Section 3.20
Merger	Recitals
Merger Consideration	Section 2.01(c)
Merger Sub	Preamble
Nasdaq	Section 3.05
New Debt Commitment Letter	Section 5.07(c)
Other Required Antitrust Laws	Section 6.01(b)
Outside Date	Section 7.01(b)(i)
Parent	Preamble
Parent Related Parties	Section 7.03(a)(iv)
Paying Agent	Section 2.02(a)
Payment Fund	Section 2.02(a)
Permits	Section 3.10(b)
Proxy Statement	Section 3.05
Restraints	Section 6.01(a)
SEC	Section 3.05

Secretary of State	Section 1.03
Securities Act	Section 3.02(e)
Superior Proposal	Section 5.02(i)(iii)
Surviving Corporation	Section 1.01
Takeover Law	Section 3.16(b)
Takeover Proposal	Section 5.02(i)(ii)
Top Customers	Section 3.18(a)(xii)
Top Vendors	Section 3.18(a)(xii)
Trade Control Laws	Section 3.19
Transaction Litigation	Section 5.13
Unvested Company Option	Section 2.03(b)
Voting Agreements	Recitals
WARN Act	Section 3.13(d)

Section 8.13 Fees and Expenses. Whether or not the Transactions are consummated, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise expressly set forth in this Agreement, except that Parent shall be responsible for and pay the filing fee under the HSR Act and any fees for similar filings or notices under foreign Laws or regulations.

Section 8.14 Debt Financing Provisions. Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself and its Subsidiaries, hereby (a) agrees that any Action of any kind or description whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Parties, arising out of or relating to this Agreement, any Debt Financing or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, (b) agrees that any such Action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Debt Financing, (c) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court, (d) agrees that service of process upon such party, the Company or its Subsidiaries in any such Action shall be effective if notice is given in accordance with this Agreement, (e) knowingly, intentionally and voluntarily waives, to the fullest extent permitted by applicable Law, trial by jury in any such Action brought against the Debt Financing Parties, (f) agrees that none of the Debt Financing Parties shall have any liability to the Company or any of its Subsidiaries or Representatives (in each case, other than Parent, the Equity Investor and their respective Subsidiaries) relating to or arising out of this Agreement, the Debt Financing (subject to the last sentence of this Section 8.14), the Debt Commitment Letter or any of the Transactions or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise and the Company (on behalf of itself and its Subsidiaries) agrees not to commence any Action against any Debt Financing Party with respect to the foregoing and

(g) agrees that the Debt Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions of this Section 8.14 and that such provisions (or any of the defined terms used herein or any other provision of this Agreement to the extent a modification, waiver or termination of such defined term or provision would modify the substance of this Section 8.14) may not be amended in any manner adverse to any of the Debt Financing Parties without the written consent of the Debt Financing Sources. Notwithstanding the foregoing, nothing in this Section 8.14 shall in any way limit or modify the rights and obligations of Parent or Merger Sub under this Agreement or any Debt Financing Party’s obligations to Parent or Merger Sub under the Debt Commitment Letter.

Section 8.15 Interpretation.

(a) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The words “made available to Parent” and words of similar import refer to documents (i) posted to the virtual data room hosted by Datasite LLC under the project titled “Project Mantle” maintained by or on behalf of the Company in connection with the Transactions, or (ii) filed or furnished to the SEC, in each case prior to the execution of this Agreement. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein and including (in the case of statutes) any rules or regulations promulgated thereunder. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PROJECT CS PARENT, LLC

By:	/s/ Holden Spaht
Name: Holden Spaht
Title: President

PROJECT CS MERGER SUB, INC.

By:	/s/ Holden Spaht
Name: Holden Spaht
Title: President

COUPA SOFTWARE INCORPORATED

By:	/s/ Robert Bernshteyn
Name: Robert Bernshteyn
Title: CEO & Chairman

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

VOTING AGREEMENT

-ii-

Exhibit 10.1

EXECUTION

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of December 11, 2022 (the “Agreement Date”), by and among Project CS Parent, LLC, a Delaware limited liability company (“Parent”), Coupa Software Incorporated, a Delaware corporation (the “Company”), and the stockholders of the Company listed on Schedule A and the signature pages hereto (each, a “Stockholder” and, collectively, the “Stockholders”). Each of Parent, the Company and the Stockholders are sometimes referred to herein as a “Party.”

RECITALS

A. Concurrently with the execution and delivery of this Agreement, Parent, Project CS Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company, are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth therein, provides for the merger of Merger Sub with and into the Company, with the Company being the surviving entity in such merger (the “Merger”).

B. In connection with Parent’s and Merger Sub’s entry into the Merger Agreement, each Stockholder has agreed to enter into this Agreement with respect to such Stockholder’s Covered Shares.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

1.1. “Covered Shares” means, with respect to any Stockholder as of any time of determination, all shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”), of which such Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) at such time, including, for the avoidance of doubt, any shares acquired as a result of the vesting, settlement or exercise of any Company Equity Awards.

1.2. “Expiration Time” shall mean the earlier to occur of (a) the time that the Company Shareholder Approval has been obtained, (b) such date and time as the Merger Agreement shall be validly terminated pursuant to Article VII thereof, (c) the occurrence of an Adverse Recommendation Change and (d) any amendment of any term or provision of the original Merger Agreement, dated as of the Agreement Date, that (A) reduces the Merger Consideration or changes the form of consideration payable to the stockholders of the Company pursuant to Section 2.01(c) of Merger Agreement, (B) imposes additional conditions to the consummation of the Merger or (C) is materially adverse to any of the Stockholders in their capacity as such, in any such case without such Stockholder’s prior consent.

1.3. “Transfer” shall mean (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any option or other Contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement), (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney (other than this Agreement) with respect to such Covered Shares, or (c) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) or (b).

2. Agreement to Not Transfer the Covered Shares.

2.1. No Transfer of Covered Shares. Until the Expiration Time, each Stockholder agrees not to Transfer or cause or permit the Transfer of any of such Stockholder’s Covered Shares, other than with the prior written consent of Parent or in accordance with and subject to Section 2.1. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2.1 shall be null and void and of no effect whatsoever.

2.2. Permitted Transfers. Notwithstanding anything herein to the contrary, any Stockholder may Transfer any such Covered Shares (i) to any other Stockholder or any Affiliate of any such Stockholder, (ii) to any family member (including a trust for such family member’s benefit) of such Stockholder, (iii) to any charitable foundation or organization or (iv) pursuant to a written plan that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, established prior to a date hereof, in the case of each of clause (i) through (iii) only, so long as, prior to and as a condition to effectuating any such Transfer, the assignee or transferee agrees to be bound by the terms of this Agreement and executes and delivers to the parties hereto a written consent and joinder memorializing such agreement in form and substance reasonably satisfactory to Parent. During the term of this Agreement, the Company will not register or otherwise recognize the transfer (book-entry or otherwise) of any Covered Shares or any certificate or uncertificated interest representing any of such Stockholder’s Covered Shares, except as permitted by, and in accordance with, this Section 2.1.

3. Agreement to Vote the Covered Shares.

3.1. Voting Agreement. Until the Expiration Time, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and on any action or approval of the Company’s stockholders by written consent with respect to any of the following matters, each Stockholder shall vote (including via proxy) all of such Stockholder’s Covered Shares (or cause the holder of record on any applicable record date to vote (including via proxy) all of such Stockholder’s Covered Shares): (a) in favor of the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement; and (b) against (i) any action or agreement that would reasonably be expected to result in any of the conditions to the Company’s obligations set forth in Section 6.01 or 6.02 under the Merger Agreement not being satisfied or impede, interfere with or materially and adversely affect the consummation of the Merger and the other transactions contemplated by the Merger Agreement and (ii) any Takeover Proposal (clauses (a) and (b), the “Covered Proposals”).

3.2. Quorum. Until the Expiration Time, at every meeting of the Company’s stockholders (and at every adjournment or postponement thereof), each Stockholder shall be represented in person or by proxy at such meeting (or cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.

4. Waiver of Appraisal Rights. Each Stockholder hereby irrevocably waives all appraisal rights under Section 262 of the DGCL with respect to all of such Stockholder’s Covered Shares owned (beneficially or of record) by such Stockholder, a link to which is set forth on Schedule B, with respect to the Merger and the transactions contemplated by the Merger Agreement.

5. New Shares. Each Stockholder agrees that any shares of Common Stock that such Stockholder purchases or with respect to which such Stockholder otherwise acquires record or beneficial ownership (including (a) any shares of Common Stock that such Stockholder acquires pursuant to the vesting, exercise or settlement of any Company Equity Awards or (b) pursuant to a stock split, reverse stock split, stock dividend or distribution or any change in Common Stock by reason of any recapitalization, reorganization, combination, reclassification, exchange of shares or similar transaction) after the Agreement Date and prior to the earlier to occur of (i) the Effective Time and (ii) the Expiration Time, shall automatically become, and shall be deemed to be, Covered Shares and will thereafter be subject to the terms and conditions of this Agreement to the same extent as if they comprised Covered Shares on the date hereof.

6. Fiduciary Duties; Legal Obligations. Each Stockholder is entering into this Agreement solely in his, her or its capacity as the record holder or beneficial owner of such Stockholder’s Covered Shares. Nothing in this Agreement shall in any way prevent, limit or affect in any respect any actions taken (or actions not taken) by any such Stockholder in his, her or its capacity as a director or officer of the Company or any of its Affiliates from complying with his, her or its fiduciary duties or other legal obligations under applicable Law while acting in such capacity as a director or officer of the Company or any of its Affiliates.

7. Representations and Warranties of the Stockholder. Each Stockholder hereby represents and warrants to Parent that:

7.1. Due Authority. The Stockholder has the full power and capacity to make, enter into and carry out the terms of this Agreement. If the Stockholder is not a natural person, (a) the Stockholder is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation, as applicable and (b) the execution and delivery of this Agreement, the performance of the Stockholder’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against it in accordance with its terms, subject to Bankruptcy and Equity Exception.

7.2. Ownership of the Covered Shares. (a) The Stockholder is with respect to any Covered Shares owned as of the Agreement Date (the “Owned Shares”) and, with respect to any Covered Shares acquired after the Agreement Date, will be as of the date of such acquisition, the beneficial or record owner of such Stockholder’s Covered Shares, free and clear of any and all Liens, other than those (i) created by this Agreement or (ii) arising under applicable securities laws, and (b) the Stockholder has sole voting power over all of such Owned Shares and Covered Shares, respectively, beneficially owned by the Stockholder.

7.3. No Conflict; Consents.

a. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement and the compliance by the Stockholder with any provisions hereof does not and will not: (a) conflict with or violate any Laws applicable to the Stockholder or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Covered Shares beneficially owned by the Stockholder pursuant to any Contract or obligation to which the Stockholder is a party or by which the Stockholder is subject.

b. No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Authority or any other Person, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by them of the transactions contemplated hereby.

7.4. Absence of Litigation. As of the Agreement Date, there is no legal action pending against, or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder that would reasonably be expected to materially impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

8. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder that:

8.1. Due Authority. Parent has the full power and capacity to make, enter into and carry out the terms of this Agreement. Parent is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of Parent’s obligations hereunder, and the consummation of the transactions contemplated hereby has been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

8.2. No Conflict; Consents.

a. The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement and the compliance by Parent with the provisions hereof do not and will not: (a) conflict with or violate any laws applicable to Parent or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract or obligation to which Parent is a party or by which Parent is subject.

b. No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Authority or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby.

8.3. Absence of Litigation. As of the Agreement Date, there is no legal action pending against or, to the knowledge of Parent, threatened against or affecting Parent that would reasonably be expected to materially impair the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated by the Merger Agreement on a timely basis.

9. Miscellaneous.

9.1. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and Parent shall have no authority to direct the Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

9.2. Certain Adjustments. In the event of any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Common Stock” and “Covered Shares” shall be deemed to refer to and include such shares as well as any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

9.3. Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the Parties.

9.4. Expenses. All costs and expenses incurred by any Party in connection with this Agreement shall be paid by the Party incurring such cost or expense.

9.5. Notices. All notices and other communications hereunder must be in writing and must be given in the manner as set forth in Section 8.10 (Notice) of the Merger Agreement, mutatis mutandis, at the following addresses:

a. if to the Stockholder, to the address for notice set forth on Schedule A hereto.

b. if to Parent, to:

Thoma Bravo, L.P.
600 Montgomery Street, 20th Floor
San Francisco, CA 91444
Attention: Holden Spaht, Brian Jaffee, Jamie Hutter
Email:

with a copy to (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 N. LaSalle Street
Chicago, Illinois 60654
Attention: Theodore A. Peto, P.C., Cole Parker, P.C., Peter Stach
Email:	tpeto@kirkland.com
cole.parker@kirkland.com
peter.stach@kirkland.com

c. if to Company, to:

Coupa Software Incorporated
1855 South Grant Street
San Mateo, CA 94401
Attention:	Legal Department
Email:

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue, 31st Floor
New York, NY 10022
Attention:	Damien R. Zoubek, Esq.
Jenny Hochenberg, Esq.
Oliver J. Board, Esq.
Email:	damien.zoubek@freshfields.com
jenny.hochenberg@freshfields.com
oliver.board@freshfields.com

9.6. The provisions set forth in Section 8.05 (Counterparts), Section 8.07 (Governing Law; Jurisdiction) and Section 8.11 (Severability) shall apply to this Agreement, mutatis mutandis. The rules of interpretation set forth in Section 8.16 (Interpretation) of the Merger Agreement shall apply to this Agreement, mutatis mutandis.

9.7. Documentation and Information. Each Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of such Stockholder’s identity and holding of the Covered Shares, and the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), in any press release, the Proxy Statement and any other disclosure document required in connection with the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement.

9.8. Further Assurances. Each Stockholder agrees, from time to time, at the reasonable request of Parent and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonable required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

9.9. Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, the Stockholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Covered Shares (and that this Agreement places limits on the voting and transfer of the Covered Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following the Expiration Time.

9.10. Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect and nothing set forth in any provision herein will in any way be deemed to limit the scope, applicability or effect of any other provision hereof.

9.11. Entire Agreement. This Agreement, including the schedules and exhibits hereto, constitutes the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to such subject matter. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

9.12. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.13. Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 9.13 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.

9.14. Termination. This Agreement shall automatically terminate without further action by any of the parties hereto and shall have no further force or effect as of the Expiration Time; provided that the provisions of this Section 9 shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party from seeking any remedies (at law or in equity) against any other party for that party’s knowing and intentional breach of any of the covenants set forth in this Agreement prior to the date of termination in accordance with Section 9.10.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

COUPA SOFTWARE INCORPORATED

By:	/s/ Robert Bernstheyn
Name: Robert Bernshteyn
Title: CEO & Chairmam

[Signature Page to Voting Agreement]

PROJECT CS PARENT, LLC

By:	/s/ Holden Spaht
Name: Holden Spaht
Title: President

[Signature Page to Voting Agreement]

/s/ Robert Bernshteyn
Robert Bernshteyn

[Signature Page to Voting Agreement]

/s/ Michelle Brennan
Michelle Brennan

THE MICHELLE M BRENNAN REVOCABLE TRUST

By:	/s/ Michelle Brennan
Name: Michelle Brennan
Title: Trustor

[Signature Page to Voting Agreement]

/s/ Kanika Soni
Kanika Soni

[Signature Page to Voting Agreement]

/s/ Roger Siboni
Roger Siboni

[Signature Page to Voting Agreement]

/s/ Henry Tayloe Stansbury
Henry Tayloe Stansbury

[Signature Page to Voting Agreement]

/s/ Scott Thompson
Scott Thompson

[Signature Page to Voting Agreement]

EXECUTION

/s/ Frank Van Veenendaal
Frank Van Veenendaal

VAN VEENENDAAL REVOCABLE TRUST

By:	/s/ Frank Van Veenendaal
Name: Frank Van Veenendaal
Title: Trustee

FRANK VAN VEENENDAAL 2016 GRANTOR RETAINED ANNUITY TRUST

By:	/s/ Frank Van Veenendaal
Name: Frank Van Veenendaal
Title: Trustee

LESLIE VAN VEENENDAAL 2016 GRANTOR RETAINED ANNUITY TRUST

By:	/s/ Frank Van Veenendaal
Name: Frank Van Veenendaal
Title: Trustee

[Signature Page to Voting Agreement]

Schedule A

Name	Address